Exhibit 2.1

EXECUTION VERSION

MERGER AGREEMENT

dated

January 22, 2024

by and among

Fusemachines Inc.,

CSLM Acquisition Corp.

and

CSLM Merger Sub, Inc.

Exhibit A	–	Form of Parent Certificate of Incorporation
Exhibit B	–	Form of Parent Bylaws
Exhibit C	–	Form of Company Support Agreement
Exhibit D	–	Form of Sponsor Support Agreement
Exhibit E	–	Form of Amended and Restated Registration Rights Agreement
Exhibit F	–	Form of Parent Equity Incentive Plan
Exhibit G	–	Form of Founder Transaction Bonus Agreement

MERGER AGREEMENT

MERGER AGREEMENT dated as of January 22, 2024 (this “Agreement”), by and among Fusemachines Inc., a Delaware corporation (the “Company”), CSLM Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Parent”), and CSLM Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S E T H:

A. The Company is a global provider of enterprise AI products and solutions on a mission to democratize AI by providing high quality AI education in underserved communities and helping organizations achieve their full potential with AI (the “Business”);

B. Parent is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent and was formed for the sole purpose of the Merger (as defined below);

C. At least one Business Day prior to the Closing Date (as defined below) and on the terms and subject to the conditions of this Agreement, Parent shall de-register as a Cayman Islands exempted company from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Parent’s organizational documents, Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) (the “Domestication”);

D. Concurrently with the Domestication, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws (in substantially the forms attached as Exhibit A and Exhibit B hereto, respectively, with such changes as may be agreed in writing by Parent and the Company);

E. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (i) Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent; and (ii) Parent will change its name to “Fusemachines Inc.”;

F. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Stockholders are entering into and delivering the Company Support Agreement, substantially in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which each such Company Stockholder has agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;

G. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor and certain other shareholders of Parent are entering into and delivering the Sponsor Support Agreement, substantially in the form attached hereto as Exhibit D (the “Sponsor Support Agreement”), pursuant to which the Sponsor and each such Parent shareholder have agreed (i) not to transfer or redeem any Parent Common Shares held by such Parent shareholder, (ii) to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby at the Parent Shareholder Meeting, and (iii) to subject certain of its founder equity securities of Parent to surrender and forfeiture, subject to the terms and conditions set forth therein;

H. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Sameer Maskey, the founder and Chief Executive Officer of the Company, is entering into and delivering a Founder Transaction Bonus Agreement, substantially in the form attached hereto as Exhibit G (the “Founder Transaction Bonus Agreement”), pursuant to which Mr. Maskey will be entitled to a transaction completion bonus upon the Closing upon the terms set forth in the Founder Transaction Bonus Agreement;

I. Within five (5) Business Days following the date of this Agreement, an Affiliate of Sponsor will provide to the Company loans in an aggregate principal amount of $6.5 million in the form of secured convertible promissory notes (collectively, the “Sponsor Convertible Notes”), of which $4.5 million shall be used by the Company for general corporate purposes, including debt repayment, and $2.0 million shall be used by the Company to repurchase certain shares of Company Common Stock from Mr. Maskey and contemporaneously therewith, Mr. Maskey shall enter into a pledge agreement with the Sponsor and the Company (the “Pledge Agreement”), pursuant to which Mr. Maskey shall pledge certain shares of Company Common Stock held by him to secure the Company’s obligations under the Sponsor Convertible Notes;

J. In connection with the transactions contemplated by this Agreement, Parent will enter into subscription agreements, in the form and substance as reasonably agreed upon by Parent and the Company (the “Subscription Agreements”), with certain investors providing for aggregate investments in Parent Common Shares in a private placement on or prior to the Closing of an amount equal to the PIPE Investment Amount (as defined below), at $10.00 per Parent Common Share (the “PIPE Investment”);

K. Parent intends that, for United States federal and applicable state income tax purposes, the Domestication will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code (a “Plan of Reorganization”) with respect to the Domestication;

L. Each of the parties hereto intends that, for United States federal and applicable state income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Parent and the Company are to be parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment”), and this Agreement is intended to constitute a “Plan of Reorganization” with respect to the Merger; and

M. The Boards of Directors of each of the Company, Parent and Merger Sub have unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective shareholders, (iii) resolved to recommend that their respective shareholders approve the Merger and such other transactions contemplated hereby and adopt this Agreement and the Ancillary Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and (iv) resolved, in the case of Parent, to recommend that its shareholders approve each of the Parent Proposals.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation by or before any Authority.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Aggregate Fully Diluted Company Common Stock” means the sum, without duplication, of (a) all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the aggregate number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of shares of Company Common Stock issuable upon full exercise of all Company Options (whether vested or unvested); plus (d) the aggregate number of shares of Company Common Stock issuable upon full conversion of all Company Convertible Notes that are outstanding immediately prior to the Effective Time; plus (e) the aggregate number of shares of Company Common Stock issuable upon full conversion, exercise or exchange of any other securities of the Company outstanding immediately prior to the Effective Time directly or indirectly convertible into or exchangeable or exercisable for shares of Company Common Stock.

“Aggregate Merger Consideration” means a number of Parent Common Shares equal to the quotient obtained by dividing (a) the Base Purchase Price, by (b) US$10.00.

“Agreement” has the meaning set forth in the preamble.

“Alternate Exchange” means The Nasdaq Capital Market, The Nasdaq Global Select Market, NYSE, NYSE American, or any successor thereto.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Ancillary Agreements” means the Company Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Founder Transaction Bonus Agreement, the Sponsor Convertible Notes and the Pledge Agreement.

“Annual Financial Statements” has the meaning set forth in Section 4.9(a).

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Applicable Taxes” mean such Taxes as defined in Internal Revenue Service Notice 2020-65 (and any corresponding Taxes under state or local tax applicable Law).

“Applicable Wages” mean such wages as defined in Internal Revenue Service Notice 2020-65 (and any corresponding wages under state or local tax applicable Law).

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company as of September 30, 2023.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Base Purchase Price” means $200,000,000.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and the Cayman Islands are authorized or required by Law to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cayman Companies Act” has the meaning set forth in the recitals to this Agreement.

“Cayman Registrar” has the meaning specified in Section 2.1(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.7.

“Closing Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Closing Date” has the meaning set forth in Section 2.7.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code or other similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Bylaws” means the Bylaws of the Company, as amended and as in effect on the date of this Agreement.

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Charter” means the Third Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on December 26, 2018, and as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on February 7, 2023.

“Company Common Stock” means the common stock of the Company, $0.00001 par value per share.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Convertible Notes” means, collectively, the promissory notes of the Company set forth on Schedule 1.1(a) hereto and the Sponsor Convertible Notes.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to the Company.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5(a) (other than the last sentence of Section 4.5(a)) and Section 4.5(b) (Capitalization) and Section 4.24 (Finders’ Fees).

“Company Group” has the meaning set forth in Section 4.1.

“Company Information Systems” has the meaning set forth in Section 4.17(p).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to the Company or that the Company otherwise has a right to use or purports to have a right to use.

“Company Material Representations” means the representations and warranties of the Company set forth in Section 4.9 (Financial Statements), Section 4.16 (Compliance with Laws), Section 4.17 (Intellectual Property) and Section 4.22 (Tax Matters).

“Company Option” means each option (whether vested or unvested) to purchase Company Capital Stock granted, and that remains outstanding, under the Equity Incentive Plan.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Preferred Stock” means the Series Seed-1 Preferred Stock, the Series Seed-2 Preferred Stock, the Series Seed-3 Preferred Stock and the Series Seed-4 Preferred Stock of the Company.

“Company Securityholder” means each Person who holds Company Capital Stock and/or Company Options.

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.2(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.2(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Transaction Expenses” means the aggregate amount of fees, costs, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein or therein to be performed or complied with by the Company at or before Closing, and the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, (b) the cost of any directors’ and officers’ “tail” insurance policy obtained by the Company, (c) any and all filing fees payable by the Company or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby and (d) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Agreement.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers, customers or agents of the Company that is not already generally available to the public, including any Intellectual Property.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 9, 2023, by and between the Company and Parent.

“Contingent PIPE Investment Amount” means, $3,000,000, subject to reduction up to zero as follows: (i) a dollar-for-dollar reduction for Parent Closing Excess Cash of up to $1,000,000, and (ii) a 20% reduction for every dollar of Parent Closing Excess Cash in excess of $1,000,000.

“Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means the quotient obtained by dividing (a) the number of Parent Common Shares constituting the Aggregate Merger Consideration, by (b) the number of shares constituting the Aggregate Fully Diluted Company Common Stock.

“Converted Stock Option” has the meaning set forth in Section 3.2(a).

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, governmental Order, Action, directive, guidelines or recommendations promulgated by any Authority that has jurisdiction over the Company, Parent or their Subsidiaries, as applicable, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Domestication” has the meaning specified in the recitals to this Agreement.

“Domestication Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s Amended and Restated 2023 Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) any changes in applicable Laws (including any COVID-19 Measures) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures) or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company Group, as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (i) any agreement to incur any of the same.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (“collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Interim Financial Statements” has the meaning set forth in Section 4.9(a).

“IP Contracts” means, collectively, any and all Contracts to which the Company is a party or by which any of its properties or assets are bound, in any case under which the Company (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means the individuals listed on Schedule 1.1(b).

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 1.1(c).

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge, after reasonable inquiry, of Charles T. Cassel.

“Law” means any domestic or foreign, supranational, national, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases described on Schedule 1.1(d).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Securityholders and the Company, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.14(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Intended Tax Treatment” has the meaning specified in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.8(b).

“Nasdaq” means The Nasdaq Global Market.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent Articles” means the Amended and Restated Memorandum and Articles of Association of Parent, as amended and as in effect on the date of this Agreement.

“Parent Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“Parent Class A Ordinary Shares” means prior to the Domestication, the Class A ordinary shares, with a nominal or par value of US$0.0001, of Parent.

“Parent Class B Ordinary Shares” means prior to the Domestication, the Class B ordinary shares, with a nominal or par value of US$0.0001, of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 5.12(a).

“Parent Common Share” means (a) prior to the Domestication, a Parent Class A Ordinary Share and/or a Parent Class B Ordinary Share, as applicable, and (b) from and following the Domestication, a share of common stock, par value $0.0001 per share, of Parent.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.7.

“Parent Closing Excess Cash” means (i) the amount of cash available in the Trust Account immediately prior to the Effective Time after deducting the amount required to satisfy the Parent Redemption Amount plus (ii) the proceeds of any equity investments (including any private investments in public equity) or debt financing facilities that are or will be actually received by Parent prior to or substantially concurrently with the Closing, but excluding the PIPE Investment Amount.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.1 (Corporate Existence and Power), Section 5.3 (Corporate Authorization), Section 5.6 (Finders’ Fees), Section 5.7 (Issuance of Shares), and Section 5.8 (Capitalization).

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Private Warrant” means a warrant to purchase one (1) Parent Class A Ordinary Share at an exercise price of $11.50 per share that was sold to the Sponsor in a private placement at the time of the consummation of the IPO.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrant” means a warrant to purchase one (1) Parent Class A Ordinary Share at an exercise price of $11.50 per share that was included in the Parent Units sold in the IPO.

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent Right” means a right to receive one-tenth (1/10) of one Parent Class A Ordinary Share upon the consummation of Parent’s initial business combination that was included in the Parent Units sold in the IPO.

“Parent Rights Agreement” means the Rights Agreement, dated as of January 12, 2022, between Parent and Continental Stock Transfer & Trust Company, as rights agent.

“Parent SEC Documents” has the meaning set forth in Section 5.13(a).

“Parent Shareholder Approval” means the approval in accordance with Parent’s organizational documents of those Parent Proposals identified in Section 6.5(e) at the Parent Shareholder Meeting duly called by the Board of Directors of Parent and held for such purpose.

“Parent Shareholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Transaction Expenses” means all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein to be performed or complied with by Parent at or before the Closing, and the consummation of the transactions contemplated hereby, including any and all (i) filing fees payable by Parent or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby, (ii) deferred underwriting discounts or fees and (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent, provided, that Parent Transaction Expenses shall expressly not include deferred IPO fees.

“Parent Unit” means each unit of Parent consisting of one Parent Class A Ordinary Share, one-half of one Parent Warrant and one Parent Right, which units were sold in the IPO.

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Parent Warrant Agreement” means the Warrant Agreement, dated as of January 12, 2022, between Parent and Continental Stock Transfer & Trust Company, as warrant agent.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PEO Sponsored Plan” means any Plan sponsored by a professional employer organization.

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and

(iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); and (d) the Liens set forth on Schedule 1.1(e).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“Per Preferred Share Merger Consideration” has the meaning set forth in Section 3.1(b).

“PIPE Investment” has the meaning set forth in the recitals to this Agreement.

“PIPE Investment Amount” means, as of immediately prior to the Effective Time, the sum of (i) $8,240,000, (ii) the outstanding balance under the Amended and Restated Promissory Note of up to $2 Million, dated as of January 18, 2024, issued by Parent in favor of Sponsor to fund Parent’s working capital requirements, as it may be from time to time amended or supplemented, and (iii) the Contingent PIPE Investment Amount, if any.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” means the final prospectus of Parent, dated January 12, 2022.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of the Company, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registration Rights Agreement” means the amended and restated registration rights agreement, in substantially the form attached hereto as Exhibit E.

“Registration Statement” has the meaning set forth in Section 6.5(a).

“Representatives” means a party’s officers, directors, Affiliates, members, partners, managers, attorneys, accountants, consultants, employees, representatives and agents.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Registration Statement, including the Proxy Statement/Prospectus, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means Consilium Acquisition Sponsor I, LLC, a Cayman Islands limited liability company.

“Sponsor Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund of Taxes, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. taxes imposed by any Taxing Authority including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, and other taxes (including any governmental charge, fee, levy, or custom duty imposed by an Authority that is the nature of a tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means (a) for so long as the Parent Common Shares are listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; (b) when and if the Parent Common Shares are quoted on Nasdaq or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system; or (c) if the Parent Common Shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq or similar system, days on which the Parent Common Shares are traded regular way in the over-the- counter market and for which a closing bid and a closing asked price for the Parent Common Shares are available.

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Trust Account” has the meaning set forth in Section 5.10.

“Trust Agreement” has the meaning set forth in Section 5.10.

“Trust Fund” has the meaning set forth in Section 5.10.

“Trustee” has the meaning set forth in Section 5.10.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II

THE DOMESTICATION AND THE MERGER

2.1 Domestication.

(a) Subject to receipt of the Parent Shareholder Approval, at least one Business Day prior to the Closing Date, Parent shall cause the Domestication to become effective, including by (a) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Parent and the Company, together with the Certificate of Incorporation of Parent, in substantially the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Parent and the Company, the “Parent Certificate of Incorporation”), in each case, in accordance with the provisions thereof and Section 388 of the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands under the Cayman Companies Act (the “Cayman Registrar”) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar.

(b) In accordance with applicable Law, the Certificate of Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Parent Shareholder: (i) each then issued and outstanding Parent Class A Ordinary Share shall convert automatically into one share of common stock, par value $0.0001 per share, of Parent; (ii) each then issued and outstanding Parent Class B Ordinary Share shall convert automatically into one share of common stock, par value $0.0001 per share, of Parent; (iii) each then issued and outstanding Parent Warrant shall convert automatically into one warrant to acquire one share of common stock, par value $0.0001 per share, of Parent (“Domesticated Parent Warrant”), pursuant to the Parent Warrant Agreement; (iv) each then issued and outstanding Parent Right shall convert automatically into one right to acquire one-tenth (1/10) of one share of common stock, par value $0.0001 per share, of Parent upon the consummation of Parent’s initial business combination, pursuant to the terms of the Parent Rights Agreement (“Domesticated Parent Right”); and (v) each then issued and outstanding Parent Unit shall separate and convert automatically into one share of common stock, par value $0.0001 per share, of Parent, one-half of one Domesticated Parent Warrant and one Domesticated Parent Right.

2.2 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, and Parent shall change its name to “Fusemachines Inc.”.

2.3 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger, in form and substance reasonably acceptable to the Company and Parent, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 U.S. Tax Treatment. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the US. federal income tax treatment of the Merger), each of the parties intends that (a) the Domestication qualifies for the Domestication Intended Tax Treatment, and (b) the Merger

qualifies for the Merger Intended Tax Treatment. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization and not otherwise to take any position or action inconsistent with such characterization. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to impede the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment. Each of the parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Domestication does not qualify for the Domestication Intended Tax Treatment or the Merger does not qualify for the Merger Intended Tax Treatment.

2.6 Company Charter; Company Bylaws.

(a) The Company Charter as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated in its entirety as set forth in the exhibit to the Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

(b) The Company Bylaws as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be “Fusemachines USA Inc.” until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

2.7 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.8 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Parent’s Board of Directors in accordance with Section 2.9, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.9 Directors and Officers of Parent. At the Effective Time, Parent’s Board of Directors will consist of five (5) directors. Sponsor shall have the right to designate one (1) director, and the remaining directors shall be designated by the Company. At least a majority of the Board of Directors shall qualify as independent directors under the Securities Act and Nasdaq or Alternate Exchange rules, as applicable. Pursuant to the Parent Certificate of Incorporation, Parent’s Board of Directors will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving until the first annual meeting of Parent stockholders occurring after the Closing, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving until the second annual meeting of Parent stockholders occurring after the Closing, such term effective from the

Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving until the third annual meeting of Parent stockholders occurring after the Closing, such term effective from the Closing (and with any subsequent Class III Directors serving a three (3) year term). The director designated by Parent shall be a Class III Director. In accordance with the Parent Certificate of Incorporation, no director on Parent’s Board of Directors may be removed without cause. At or prior to the Closing, Parent will provide each member of Parent’s post-Closing Board of Directors with a customary director indemnification agreement, in form and substance reasonable acceptable to the directors, to be effective upon the Closing (or if later, such director’s appointment). The individuals identified on Schedule 2.9 shall be the officers of Parent as of immediately after the Effective Time, with such individuals holding the titles set forth opposite their names until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.11 No Further Ownership Rights in Company Capital Stock. All consideration paid or payable in respect of shares of Company Capital Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in ARTICLE III.

ARTICLE III

EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Capital Stock and Merger Sub Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (including, for the avoidance of doubt, Company Capital Stock held by the Company as treasury stock immediately prior to the Effective Time), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Shares of Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Preferred Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Charter, be converted into the right to receive a number of Parent Common Shares equal to: (i) the Conversion Ratio multiplied by (ii) the number of shares of Company Common Stock issuable upon conversion of such share of Company Preferred Stock as of immediately prior to the Effective Time (the “Per Preferred Share Merger Consideration”).

(c) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Charter, be converted into the right to receive a number of Parent Common Shares equal to the Conversion Ratio.

(d) Effect on Company Capital Stock. All shares of Company Capital Stock converted pursuant to Section 3.1(b) or Section 3.1(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Company Capital Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive a portion of the Aggregate Merger Consideration.

(e) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Treatment of Company Options and Convertible Notes.

(a) Treatment of Options. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company Options (whether vested or unvested) as necessary to provide that, at the Effective Time, each Company Option shall be converted into an option to acquire, subject to substantially the same terms and conditions as were applicable under such Company Option (including expiration date, vesting conditions, and exercise provisions), the number of Parent Common Shares (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Capital Stock subject to such Company Option as of immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per Parent Common Share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Capital Stock of such Company Option divided by (B) the Conversion Ratio (a “Converted Stock Option”); provided, however, that the exercise price and the number of Parent Common Shares covered by each Converted Stock Option shall be determined in a manner consistent with the requirements of Section 409A and 424(a) of the Code and the applicable regulations promulgated thereunder.

At the Effective Time, Parent shall assume all obligations of the Company under the Equity Incentive Plan, each outstanding Converted Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Stock Options appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Stock Options shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 3.2(a) after giving effect to the Merger)

(b) Treatment of Company Convertible Notes. Contingent on and effective immediately prior to the Effective Time, the Company Convertible Notes shall be (i) treated in accordance with the terms of the relevant agreements governing such Company Convertible Notes, and (ii) converted into Company Preferred Stock or Company Common Stock, as applicable (which shares of Company Preferred Stock or Company Common Stock shall be treated in accordance with Section 3.1(b) or Section 3.1(c)).

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock cancelled in accordance with Section 3.1(a)) held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised and perfected appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by

Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.1(b), without interest thereon, upon transfer of such shares. The Company shall promptly provide Parent written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Surrender and Payment.

(a) Exchange Fund. At least two (2) Business Days prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this ARTICLE III, the number of Parent Common Shares sufficient to deliver the Aggregate Merger Consideration payable pursuant to this Agreement (such Parent Common Shares, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Aggregate Merger Consideration out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s applicable portion of the Aggregate Merger Consideration from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Aggregate Merger Consideration to such Company Stockholder.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Aggregate Merger Consideration that remains undistributed to the Company Stockholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Aggregate Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Consideration Spreadsheet.

(a) At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i) the name and address of record of each Company Stockholder and the number and class, type or series of shares of Company Capital Stock held by each, and in the case of shares of each series of Company Preferred Stock, the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible;

(ii) the names of record of each holder of Company Options, and the exercise price, number of shares of Company Capital Stock subject to each Company Options held by such holder (including, in the case of unvested Company Options, the vesting schedule, vesting commencement date, date fully vested);

(iii) the names of record of each holder of a Company Convertible Note, the loan amount (principal and interest) and the number of shares of Company Common Stock or Company Preferred Stock (on an as converted to Company Common Stock basis) issuable upon conversion of such Company Convertible Note;

(iv) the number of Aggregate Fully Diluted Company Common Stock;

(v) the number of shares of Company Common Stock issuable upon conversion of each series of Company Preferred Stock;

(vi) the aggregate number of shares subject to Company Options; and

(vii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Aggregate Merger Consideration;

(B) the Conversion Ratio;

(C) the Per Preferred Share Merger Consideration for each series of Company Preferred Stock; and

(D) for each Converted Stock Option, the exercise price therefor and the number of Parent Common Shares subject to such Converted Stock Option.

(b) The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The parties agree that Parent shall be entitled to rely on the Closing Consideration Spreadsheet in making payments under ARTICLE III.

3.6 Adjustment. The shares comprising the Aggregate Merger Consideration and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Shares occurring prior to the date the shares comprising the Aggregate Merger Consideration are issued.

3.7 No Fractional Shares. No fractional Parent Common Shares, or certificates or scrip representing fractional Parent Common Shares, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Any holder of a share of Company Capital Stock who would otherwise be entitled to receive a fraction of a Parent Common Share (after aggregating all fractional Parent Common Shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $10.00.

3.8 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Aggregate Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE III.

3.9 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law (as reasonably determined by Parent and the Surviving Corporation, respectively). To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Taxing Authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and the Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that:

4.1 Corporate Existence and Power. Each of the Company and its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of its incorporation or organization, as applicable (the Company and its Subsidiaries, collectively, the “Company Group”). Each member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the organizational documents of the Company Group, in each case as amended to the date hereof. Neither the Company nor any Subsidiary has taken any action in violation or derogation of its organizational documents.

4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Company Stockholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of (A) Persons holding more than fifty percent (50%) (on an as-converted basis) of the voting power of the Company Stockholders; and (b) Persons holding more than fifty percent (50%) of the outstanding shares of Company Preferred Stock, voting as a separate class, who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, except for SEC or Nasdaq approval required to consummate the transactions contemplated hereunder.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Group’s organizational documents, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group or to any of its respective properties, rights or assets, except as set forth in Section 4.4 of this Agreement, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing, except in the case of clauses (c) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 24,200,000 shares of Company Common Stock, $0.00001 par value per share, and 9,076,724 shares of preferred stock, $0.00001 par value per share (“Preferred Stock”), of which 2,018,725 shares of Preferred Stock are designated “Series Seed-1 Preferred Stock”, 1,402,568 shares of Preferred Stock are designated “Series Seed-2 Preferred Stock”, 2,700,000 shares of Preferred Stock are designated “Series Seed-3 Preferred Stock”, and 2,950,000 shares of Preferred Stock are designated “Series Seed-4 Preferred Stock” (together with the Series Seed-1 Preferred Stock, the Series Seed-2 Preferred Stock, the Series Seed-3 Preferred Stock, and Series Seed-4 Preferred Stock, the “Series Seed Preferred Stock”). There are 11,023,534 shares of Company Common Stock, 2,013,724 shares of Series Seed-1 Preferred Stock, 1,402,606 shares of Series Seed-2 Preferred Stock, 2,681,851 shares of Series Seed-3 Preferred Stock, and

2,945,053 shares of Series Seed-4 Preferred Stock are issued and outstanding as of the date of this Agreement. There are 9,043,234 shares of Company Common Stock that may be issued upon the conversion or exchange of outstanding Series Seed Preferred Stock and 775,483 shares of Company Common Stock that may be issued upon the conversion or exchange of outstanding Company Convertible Notes (assuming conversion of all of the outstanding Company Convertible Notes as of date of this Agreement). There are 5,546,530 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan, of which (1) 2,470,000 shares have been issued pursuant to the exercise of outstanding options and (2) 3,076,530 shares of Company Common Stock are reserved for issuance pursuant to outstanding unexercised Company Options. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Charter and the Company Bylaws. No shares of Company Common Stock or Company Preferred Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Charter or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 4.5(a) in the amounts set forth opposite their respective names. Schedule 4.5(a) contains a true, correct and complete list of each Company Option outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof and the exercise price and expiration date thereof.

(b) Except for the Company Preferred Stock, the Company Convertible Notes and the Company Options, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company Group is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company Group to repurchase, redeem or otherwise acquire outstanding capital stock of the Company Group or any securities convertible into or exchangeable for any shares of capital stock of the Company Group, (iii) treasury shares of capital stock of the Company Group, (iv) bonds, debentures, notes or other Indebtedness of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company Group may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company Group (including pursuant to any provision of Law, the Company Group’s organizational documents or any Contract to which the Company Group is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company Group (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company Group.

(c) Each Company Option (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) all of the terms and conditions of the Equity Incentive Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, and (iii) has a grant date identical to the date on which the Board of Directors of the Company or compensation committee actually awarded such Company Option.

4.6 Subsidiaries. Schedule 4.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws and such Subsidiary’s organizational documents in force at the relevant time, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s organizational documents).

4.7 Corporate Records. All proceedings occurring since January 1, 2020 of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby that are required by Law, the Company Charter or the Company Bylaws, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) The Company has delivered to Parent (a) the unaudited consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2022 and December 31, 2021, including the notes thereto (collectively, the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company as of September 30, 2023 and September 30, 2022, and the related statements of operations, changes in stockholders’ equity and cash flows for the nine-month periods ended September 30, 2023 and September 30, 2022 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with U.S. GAAP (except for the absence of footnotes) applied on a consistent basis throughout the periods involved subject to normal year-end adjustments for the Interim Financial Statements. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since September 30, 2023 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) Except: (i) as specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby; and (v) for liabilities set forth on Schedule 4.9(a), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise.

(c) Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness.

4.10 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company’s historical practices and to maintain asset accountability; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.11 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted its businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and for which Parent has not given such consent.

4.12 Properties; Title to the Company Group’s Assets.

(a) All items of Tangible Personal Property are in good operating condition and repair in all material respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the material Tangible Personal Property is located at the offices of the Company Group.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.12, no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.13 Litigation.

(a) There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group, the Business, any of the Company Group’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement. There are no outstanding judgments against the Company Group or any of its rights, properties or assets. The Company Group or any of its rights, properties or assets is not, nor has been since January 1, 2020, subject to any Action by any Authority.

(b) There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement.

4.14 Contracts.

(a) Schedule 4.14(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $200,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, sales promotion, market research, marketing or similar Contracts;

(iii) each Contract with any current employee of the Company Group (A) which has continuing obligations for payment of an annual compensation of at least $200,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation;

(B) providing for severance or post-termination payments or benefits to such employee (other than COBRA obligations); or (C) providing for a payment or benefit upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which a member of the Company Group is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vi) all IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

(vii) all Contracts limiting the freedom of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(ix) all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $200,000 per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) in the aggregate that are valued at $250,000 or greater;

(xii) all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational or constitutive documents of the Company Group);

(xiii) all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $200,000 per the terms of such contract;

(xiv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xvi) all collective bargaining agreements or other agreement with a labor union, labor organization or works council.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company Group and, to the Company’s Knowledge, each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

4.15 Licenses and Permits. Schedule 4.15 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar material authorization required under applicable Law to carry out or conduct the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. The Company Group has all Permits necessary to operate the Business, and each of the Permits is in full force and effect. The Company Group is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company Group has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company Group involving any material Permit.

4.16 Compliance with Laws.

(a) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is in violation in any material respect of, and, since January 1, 2020, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since January 1, 2020, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company Group of, or failure on the part of the Company Group to comply with, or any liability suffered or incurred by the Company Group in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company Group. Since January 1, 2020, the Company Group has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority.

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.17 Intellectual Property.

(a) The Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). The Company or any of its Subsidiary is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens (except for Permitted Liens). The Company Group has a valid right to use the Company Licensed IP.

(b) Schedule 4.17(b) sets forth a true, correct and complete list of all (i) Registered IP; (ii) Domain Names constituting Company Owned IP; and (iii) all social media handles constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed; and (D) any liens or security interests that apply.

(c) To the Knowledge of the Company, all Registered Owned IP that constitute issued Patents are valid and enforceable. All Registered Exclusively Licensed IP that constitute issued Patents are subsisting and, to the Knowledge of the Company, valid and enforceable. No Registered Owned IP, and to the Knowledge of the Company no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and to the Knowledge of the Company all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d) In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involving a claim against the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, in the past three (3) years no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e) In the past three (3) years the Company Group has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involving a claim against a third Person the Company alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group.

(f) Except as disclosed on Schedule 4.17(f), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any Registered IP on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement.

(g) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Registered IP or to the Knowledge of the Company any item of Company Exclusively Licensed IP.

(h) None of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(i) Except with respect to the agreements listed on Schedule 4.14(a)(vi), the Company Group is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) The Company Group has exercised reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets and all other material Confidential Information, in each instance that are at least consistent with efforts undertaken by third Persons in the industry within which the Business is a part. No Company IP is subject to any technology or source code escrow arrangement or obligation. No person other than the Company Group and its employees and contractors (i) has a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company Group is in actual possession and control of the source code of any Software constituting Company Owned IP and all related documentation and materials.

(k) Schedule 4.17(k) is list of material software and data bases relating to the operation of any asset of the Company or its subsidiaries showing the nature of rights enjoyed, whether such software is owned by the Company and its Subsidiaries or licensed from third parties and, if owned by the Company and its Subsidiaries, whether developed in house or by third parties and whether source code and system documentation are possessed.

(l) Schedule 4.17(l) contains a list of all of the Company’s and its Subsidiaries’ inbound and outbound (i) material IP, software and technology agreements (including in each case, licenses, covenants not to sue, co-branding agreements, co-existence agreements, releases, options, rights of first offer, rights of first refusal and settlements) and (ii) research and development agreements and other agreements pursuant to which IP or software was or is intended to be developed by or for the Company or any of its Subsidiaries. Please also provide any source code escrow arrangements that the Company or any of its Subsidiaries has with any third parties.

(m) The Company Group has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites. For purposes of this subsection (m), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company Group. To the Knowledge of the Company, the Privacy Policy accurately describes the Company Group’s collection, disclosure and use of Personal Information and materially complies with all applicable Data Protection Laws. To the Knowledge of the Company, none of the marketing materials and/or advertisements made, or provided by, or on behalf of the Company Group have been inaccurate in a material way, misleading in a material way, or unfair or deceptive in material violation of applicable Data Protection Laws.

(n) In connection with its Processing of any Personal Information, the Company Group is in material compliance with all applicable Data Protection Laws. The Company Group has complied in all material respects with such privacy policies, rules, and procedures in connection with any Processing by the Company Group of any Personal Information of any Person. To the Knowledge of the Company, there are no written complaints or audits, proceedings, investigations or claims pending against the Company Group by any Authority, or by any Person, in respect of Processing of Personal Information by or on behalf of the Company Group. The Company Group (i) has implemented commercially reasonable physical, technical, organizational and administrative security measures and policies designed to protect all Personal Information Processed or maintained by the Company Group from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) requires by written contract all material third party providers and other persons who Process Personal Information on the Company Group’s behalf, to implement commercially reasonable security programs and policies consistent with applicable Data Protection Laws. Without limiting the generality of the foregoing, to the Knowledge of the Company, since January 1, 2020, the Company Group has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group) for which the Company Group would be required to make a report to a governmental authority, a data subject, or any other Person.

(o) To the Knowledge of the Company, the Software that constitutes Company Owned IP and all Software that is used by the Company Group is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, and the Company Group has not distributed Publicly Available Software as part of the Company Group’s products and services other than as set forth on Schedule 4.17(m) in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. No member of the Company Group has received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(p) The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain) in material compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business (the “Company Information Systems”). To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company Group.

4.18 Employees; Employment Matters.

(a) The Company has made available to Parent or its counsel a true, correct and complete list of the employees of the Company as of the date hereof, setting forth the employee ID, location, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2022 and 2021, if applicable, hire date, exempt or non-exempt status under applicable laws, accrued paid time off or vacation, and leave status.

(b) The Company has made available to Parent or its counsel a true, correct and complete list of each of the independent contractors or consultants of the Company as of the date hereof, setting forth the name, principal location, engagement or start date, compensation structure, average monthly hours worked (if known), and nature of services provided.

(c) The Company Group is not a party to any collective bargaining agreement or similar labor agreement with respect to any employees of the Company, and, since January 1, 2020, to the Knowledge of the Company, there has been no proceeding by a labor union seeking to organize or represent any employees of the Company Group. There is no labor strike, slowdown or work stoppage or lockout pending or, to the Knowledge of the Company, threatened in writing against the Company Group, and, since January 1, 2020, the Company Group has not experienced any strike, slowdown, work stoppage or lockout by or with respect to its employees. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened, before any applicable Authority relating to employees of the Company.

(d) There are no pending or, to the Knowledge of the Company, threatened in writing material Actions against the Company Group under any worker’s compensation policy or long-term disability policy.

(e) Since January 1, 2020, the Company Group has been in compliance with notice and other requirements under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). Since January 1, 2020, the Company has not implemented any “mass layoff” or “plant closing” or engaged in any other layoffs or employee reductions that resulted in obligations under the WARN Act. There is no ongoing or contemplated location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(f) The Company Group is, and for the past four (4) years has been, in compliance in all material respects with all applicable Laws relating to employment or the engagement of labor, including but not limited to all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, COVID-19, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, meal and rest breaks, reimbursement of business expenses, and the collection and payment of withholding or social security Taxes. Each individual currently engaged by the Company as an independent contractor or consultant is, and for the past three (3) years has been, correctly classified by the Company as an independent contractor, and the Company has not received any notice from any Authority or Person disputing such classification. Each of the employees of the Company classified by the Company as “exempt” is, and for the past three (3) years has been, correctly classified by the Company as “exempt” under applicable Law.

(g) For the past five (5) years, the Company has complied, in all material respects, with all laws relating to the verification of identity and employment authorization of individuals employed in the United States. No audit by any Authority is currently being conducted, is pending or is threatened to be conducted, in respect to any workers employed by any member of the Company Group. Schedule 4.18(g) discloses each individual who is employed by the Company pursuant to a visa and the expiration date of such visa.

(h) To the Knowledge of the Company, no Key Employee is a party to or bound by any enforceable confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that materially interferes with: (i) the performance by such Key Employee of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company Group’s business or operations. No Key Employee has given written notice of his or her intent to terminate his or her employment with the Company Group, nor has the Company Group provided notice of its present intention to terminate the employment of any of the foregoing.

(i) Since January 1, 2020, the Company Group has not received notice of any claim or litigation relating to an allegation of discrimination, retaliation, harassment (including sexual harassment), or sexual misconduct; nor is there any outstanding obligation for the Company Group under any settlement relating to such matters and to the Knowledge of the Company, no such claim or litigation has been threatened. Since January 1, 2020, the Company has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence claims or complaints reported to the Company relating to current and/or former employees of the Company or third-parties who interacted with current and/or former employees of the Company. With respect to each such claim or complaint found to have merit, the Company has taken corrective action. Further, to the Knowledge of the Company, since January 1, 2020, no allegations of sexual harassment have been made against any individual in his or her capacity as director or an employee of the Company.

(j) As of the date hereof and since January 1, 2020, there have been no material audits of the Company Group by any Authority, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group, nor have there been any related charges, fines, or penalties, and the Company Group has been in compliance in all material respects with OSHA.

4.19 Withholding. Except as disclosed on Schedule 4.19, all reasonably anticipated obligations of the Company Group with respect to employees of the Company Group (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, or by contract, for salaries, bonuses and vacation pay/paid time off to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or accrued on the Company Financial Statements prior to the Closing Date.

4.20 Employee Benefits.

(a) Schedule 4.20(a) sets forth a correct and complete list of all Plans and indicates which Plans are PEO Sponsored Plans. With respect to each Plan that is not a PEO Sponsored Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) the three (3) most recent written results of all required compliance testing.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f) None of the Plans, and with respect to each PEO Sponsored Plan, with respect to Employees, provide retiree health or life insurance benefits, except as may be required by COBRA. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in COBRA with respect to any Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, to which such continuation coverage requirements apply.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with, Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder.

(i) Each Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act and no circumstances of noncompliance exist that could result in the imposition of any tax, penalty or fine thereunder.

(j) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.21 Real Property.

(a) Except as set forth on Schedule 4.21, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company Group leases any real property or right in any Real Property. The Company Group has provided to Parent and Merger Sub accurate and complete copies of all Leases. The Company Group has good, valid and subsisting title to its respective leasehold estates in the research, manufacturing, and office facilities described on Schedule 4.21, free and clear of all Liens. The Company Group has not materially breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company Group thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company Group has not exercised early termination options, if any, under such Lease. The Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located or other Permitted Liens. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each leased Real Property. To the Knowledge of the Company, the Company Group does not owe any brokerage commission with respect to any Real Property.

4.22 Tax Matters. Except as set forth on Schedule 4.22,

(a) (i) Each member of the Company Group has duly filed all income and other material Tax Returns which are required to be filed by it, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of any member of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of any member of the Company Group for which a Lien may be imposed on any of member of the Company Group’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) each member the Company Group has duly withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by the member in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) each member the Company Group has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by the member; (vii) no member of the Company Group has requested any letter ruling from the IRS (or any comparable ruling from any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of any member of the Company Group; (ix) no member of the Company Group has received any written request from a Taxing Authority in a jurisdiction where member of the Company Group has not paid any Tax or filed Tax Returns asserting that the member of the Company Group is or may be subject to Tax in such jurisdiction, and no member of the Company Group has a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) No member of the Company Group is nor has it ever been a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xii) no member of the Company Group has liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) no member of the Company Group is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) no member of the Company Group has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) No member of the Company Group will be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or foreign Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (vi) an entity in the Company Group that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing; (vii) “global intangible low-taxed income” of the Company Group within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing; or (viii) an election made pursuant to Section 965(h) of the Code.

(c) The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month-end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d) The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) The Company is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

(f) No Member of the Company Group has deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

4.23 Environmental Laws. The Company Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company Group alleging any failure to so comply. The Company Group has not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company Group that could give rise to any liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.24 Finders’ Fees. Except as set forth on Schedule 4.24, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its respective Affiliates who might be entitled to any fee or commission from the Company Group, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.25 Directors and Officers. Schedule 4.25 sets forth a true, correct and complete list of all directors and officers of the Company as of the date hereof.

4.26 Anti-Money Laundering Laws.

(a) The Company Group currently is and, since January 1, 2020, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company Group has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.27 Insurance. All forms of insurance owned or held by and currently insuring the Company Group are set forth on Schedule 4.27, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The insurance policies to which the Company Group is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. Since January 1, 2020, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

4.28 Related Party Transactions. Except as set forth on Schedule 4.28, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group, (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group since January 1, 2020.

4.29 No Trading or Short Position. None of the Company Group or any of its managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

4.30 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.31 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the time of the Parent Shareholder Meeting or at the effective date of the Registration Statement, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC and publicly available in unredacted form no later than the second day prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 5.1, 5.3, 5.8 or 5.12, Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that:

5.1 Corporate Existence and Power. Parent is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger. Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

5.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto. Either Parent or a wholly owned (direct or indirect) Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

5.3 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Domestication and the Merger, subject to receipt of the Parent Shareholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than the Parent Shareholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Ancillary Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions.

5.4 Governmental Authorization. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any SEC or Nasdaq filings and approval required to consummate the transactions contemplated hereunder, (b) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and any filing required pursuant to the HSR Act.

5.5 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which a Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon a Parent Party or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any Parent Party’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of any Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing, except in the case of clauses (c) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.6 Finders’ Fees. Except for the Persons identified on Schedule 5.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.7 Issuance of Shares. The Aggregate Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such share comprising the Aggregate Merger Consideration shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Parent. The Aggregate Merger Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.8 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Parent is US$55,500 divided into 500,000,000 Parent Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares, and 5,000,000 preference shares with a nominal or par value of US$0.0001, of which 9,515,936 Parent Class A Ordinary Shares (inclusive of Parent Class A Ordinary Shares included in any outstanding Parent Units), 1 Parent Class B Ordinary Share and no preference shares are issued and outstanding. As of the date of this Agreement, 9,487,500 Parent Public Warrants (inclusive of Parent Public Warrants included in any outstanding Parent Units) and 7,942,500 Parent Private Warrants are issued and outstanding. In addition, as of the date of this Agreement, 18,975,000 Parent Rights are issued and outstanding. No other shares in the capital stock of Parent or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Common Shares and Parent Rights are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. All outstanding Parent Warrants have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Enforceability Exceptions and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Common Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Units, Parent Common Shares, Parent Warrants and Parent Rights have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitute documents of Parent.

(b) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares of capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.9 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the date of filing or mailing, at the time of the

Parent Shareholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.10 Trust Fund. As of the date of this Agreement, Parent has at least $51.1 million in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of January 12, 2022 and amended on July 13, 2023, between Parent and the Trustee (as amended, the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than public shareholders of Parent holding Parent Class A Ordinary Shares sold in Parent’s IPO who shall have elected to redeem their Class A Ordinary Shares pursuant to the Parent Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since July 26, 2023, Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time and subject to the approval by Parent and the holders of Parent Common Shares of the Parent Certificate of Incorporation, (i) the obligations of Parent to dissolve or liquidate pursuant to the Parent Articles shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to the Parent Articles to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the Effective Time, no shareholder of Parent (other than the underwriters of the IPO or Authority for Taxes) shall be entitled to receive any amount from the Trust Account except to the extent a Parent’s public shareholder shall have elected to tender its Parent Class A Ordinary Shares for redemption pursuant to the Parent Articles (or in connection with an extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in the Parent Articles).

5.11 Listing. The Parent Class A Ordinary Shares, Parent Units, Parent Warrants and Parent Rights are listed on Nasdaq, with trading tickers “CSLM,” “CSLMU” and “CSLMW” and “CSLMR”.

5.12 Board Approval.

(a) Parent’s Board of Directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of Parent and its shareholders, (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Parent Articles and (iv) recommended to the Parent’s shareholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”). Such resolutions have not been modified or rescinded by Parent’s Board of Directors.

(b) Merger Sub’s Board of Directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole shareholder. Such resolutions have not been modified or rescinded by Merger Sub’s Board of Directors.

5.13 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.13) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (v) above, whether or not available through EDGAR, collectively, as they have been amended, revised or superseded by a later filing, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) As used in this Section 5.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with U.S. GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

(e) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Class A Ordinary Shares or prohibit or terminate the listing of Parent Class A Ordinary Shares on Nasdaq or prohibit the transfer of the listing to Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Class A Ordinary Shares under the Exchange Act.

(g) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. Except as disclosed in the Parent SEC Documents, the Parent Financial Statements (i) are complete and accurate and fairly present, in conformity with U.S. GAAP under the standards of the PCAOB applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with U.S. GAAP under the standards of the PCAOB applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(h) Except (i) as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements or disclosed in Parent SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business since Parent’s formation and (iii) liabilities that would not reasonably be expected to have a Material Adverse Effect in respect of Parent and Merger Sub, there are no liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent.

(i) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with U.S. GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(j) Since its incorporation, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

5.14 Certain Business Practices. Neither Parent nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or (d) made any other unlawful payment. Neither Parent nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.15 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.16 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Parent or any of its Subsidiaries, on the other hand.

5.17 Absence of Certain Changes. From the date of the latest balance sheet included in the Parent Financial Statements until the date of this Agreement, (a) the Parent Parties have conducted their respective businesses in the ordinary course and in a manner consistent with past practices; and (b) there has not been any Material Adverse Effect in respect of Parent Parties.

5.18 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

5.19 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

5.20 Tax Matters.

(a) (i) Parent has duly filed all income and other material Tax Returns which are required to be filed it, and has paid all material Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to a material amount of Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is in effect; (v) the Company has collected and remitted to the applicable Taxing Authority all material sales Taxes required to be collected by the Company; (vi) Parent duly withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to be withheld or collected by Parent in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vii) Parent has not requested any letter ruling from the IRS (or any comparable ruling form any other Taxing Authority); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (ix) Parent has not received any written request from a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns asserting that Parent is or may be subject to Tax in such jurisdiction, and Parent does not have a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized; (x) Parent is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xi) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xii) Parent has no liability for the Taxes of any other Person: (1) under

Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law; (xiii) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xiv) the Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(b) Parent will not be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Closing Date as a result of: (i) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-US. Income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Closing Date; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed on or before the Closing Date; (iii) any installment sale or open sale transaction disposition made on or before the Closing Date; (iv) any prepaid amount received on or before the Closing Date outside the ordinary course of business; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or (vi) an election under Section 108(i) of the Code made on or before the Closing.

(c) The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the financial statements of Parent and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d) Parent has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) Parent is not aware of any fact or circumstance, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

(f) Parent has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Parent and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Parent up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

5.21 Employees; Benefit Plans(a) . Except as set forth on Schedule 5.21, Parent does not have and has never had any employees. Parent has no unsatisfied material liability with respect to any employee. Parent has never and does not currently maintain, sponsor, contribute to or have any direct or indirect liability under any Plan, and neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will: (a) result in or trigger any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of Parent; or (b) result in the acceleration of the time of payment or vesting of any such employee benefits. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s) give rise to any amount that would not be deductible by Parent by reason of Section 280G of the Code with respect to any amount paid or payable under a Plan or any other arrangement entered into by Parent or its Affiliates prior to the Closing Date.

ARTICLE VI

COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Ancillary Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company, Parent, nor any of its Subsidiaries, shall permit to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any (A) in the case of the Company, any Material Contract or (B) in the case of Parent, material contract, agreement, lease, license or other right or asset of Parent, as applicable;

(iii) other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $200,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $200,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(vi) solely in the case of the Company, sell, lease, license or otherwise dispose of any Company Owned IP;

(vii) (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any shareholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit, in the case of the Company, in excess of an aggregate principal amount of $250,000 or such lesser amount if the aggregate principal amount of such new Indebtedness together with the aggregate principal amount all other Indebtedness of the Company would exceed $1,000,000 other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(ix) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(x) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business consistent with past practice);

(xi) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xii) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) institute, settle or agree to settle any Action before any Authority, in each case in excess of $200,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xiv) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xv) change its principal place of business or jurisdiction of organization;

(xvi) except in connection with the exercise of rights under the terms of any of the Company Preferred Stock, Company Convertible Notes or Company Options, issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Parent of Parent Class A Ordinary Shares and Parent Units held by its public shareholders pursuant to the Parent Articles or as otherwise contemplated herein or in any Ancillary Agreement;

(xvii) (A) make, change or revoke any material Tax election; (B) change any material method of accounting; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (E) surrender or forfeit any right to claim a material Tax refund, or (F) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment;

(xviii) enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xix) solely in the case of the Company, other than as required by Law, by a Plan, or in the ordinary course of business (A) increase the compensation or benefits of any employee of the Company at the level of manager or above, except for annual compensation increases in the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or (F) adopt any severance or retention plan;

(xx) solely in the case of Parent, hire or offer to hire any additional employees, or engage or offer to engage any consultant, independent contractor, or service provider (except for such employees, independent contractors, or service providers who will exclusively perform services for the Parent before and after the Closing);

(xxi) fail to duly observe and conform to any applicable Laws and Orders; or

(xxii) agree or commit to do any of the foregoing.

(b) Neither party shall (i) take or agree to take any action that would be reasonably likely to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c) Notwithstanding the foregoing, the Company and Parent, and its Subsidiaries, shall be permitted to take any and all actions required to comply in all material respects with any applicable COVID-19 Measures or any changes thereto.

(d) Nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Outside Closing Date, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Outside Closing Date. Prior to the Outside Closing Date, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction or take any such action that could reasonably be expected to lead to an Alternative Proposal, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or that could reasonably be expected to lead to an Alternative Proposal, (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing; provided, however, that the act of informing Persons of the provisions of this Section 6.2, or of the existence of this Agreement, will not be deemed to “encourage,” “solicit,” “initiate,” “engage” or “participate” for purposes of, or otherwise constitute a violation of this Section 6.2(a). Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent, or Parent’s Subsidiaries, (other than the transactions contemplated by this Agreement or the Ancillary Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) with respect to the Company, any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of the Company or its Subsidiaries (other than sales of inventory in the ordinary course of business) or any capital stock or other equity interests of the Company or its Subsidiaries in a single transaction or series of transactions or (C) with respect to Parent, any other Business Combination.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective

Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and other Representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any Contract to which it is a party or to which it is subject or applicable Law.

6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) any written notice from Nasdaq with respect to the listing of the Parent Securities;

(e) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(f) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Registration Statement/Proxy Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and Parent shall file with the SEC, and with all other applicable regulatory bodies, mutually acceptable proxy materials for the purpose of soliciting proxies from holders of Parent Common Shares sufficient to obtain Parent Shareholder Approval at an extraordinary general meeting of holders of Parent Common Shares to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), filed by Parent with the SEC, which shall also include a prospectus (such prospectus, together with the Proxy Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) pursuant to which the Parent Common Shares issuable in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Registration Statement. Parent also agrees to use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees, as promptly as reasonably practicable, to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation of the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Registration Statement and Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Registration Statement and Proxy Statement/Prospectus or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Registration Statement and Proxy Statement/Prospectus, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company. Parent will use its reasonable best efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement declared effective or any stop order relating to the Registration Statement is issued.

(c) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Common Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with its organizational documents, the applicable Nasdaq rules and the applicable Laws of the Cayman Islands and the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other proposals presented to the holders of Parent Common Shares for approval or adoption at the Parent Shareholder Meeting.

(d) Parent shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the applicable Nasdaq rules and all applicable Laws of the Cayman Islands and the State of Delaware, in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Shareholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the effective date of the Registration Statement, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the holders of Parent Common Shares, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, as applicable, will not as of the effective date of the Registration Statement and the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the holders of Parent Common Shares or at the time of the Parent Shareholder Meeting does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to Parent or the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, which would make the preceding two sentences incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Parent Common Shares (provided that notwithstanding any provision of this Agreement, the Company shall not be responsible for, nor have any obligation to Parent or any other Person with respect to, the accuracy or completeness of anything set forth in the Registration Statement or the Proxy Statement/Prospectus, other than information exclusively relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Articles and applicable securities laws, rules and regulations, including the Cayman Companies Act and the DGCL and rules and regulations of Nasdaq, in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Common Shares the approval the following proposals: (i) the Parent Shareholder Approval; (ii) the Domestication; (iii) adoption and approval of the amendment and restatement of Parent’s organizational documents, in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Parent and the Company) (as may be subsequently amended by mutual written agreement of Parent and the Company at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including the change of Parent’s name to “Fusemachines Inc.” and any separate or unbundled proposals as are required to implement the foregoing; (iv) approval of the members of the Board of Directors of Parent immediately after the Closing; (v) approval of the issuance Parent Common Shares in connection with the Domestication and the Merger under applicable exchange listing rules; (vi) approval of the Parent Equity Incentive Plan and the Management Performance-Based Incentive Plan (the proposals set forth in the foregoing clauses (i) through (vi), the “Required Parent Proposals”); (vii) all required approvals under Nasdaq rules of the issuance of Parent Common Shares in connection with any financing in connection with the transactions contemplated hereunder; (viii) approval to adjourn the Parent Shareholder Meeting, if necessary; and (ix) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company and Parent (the proposals set forth in the forgoing clauses (i) through (ix) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Shares (but in any event within twenty (20) Business Days of the later of (i) the receipt and resolution of SEC comments with respect to the Proxy Statement/Prospectus and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act). The Offer Documents shall provide the public shareholders of Parent with the opportunity to redeem all or a portion of their Parent Class A Ordinary Shares, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with the Parent Articles, the proceeds held in the Trust Account will first be used for the redemption of the Parent Class A Ordinary Shares held by Parent’s public shareholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable after the effective date of the Registration Statement for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend that the holders of Parent Common Shares vote in favor of the Parent Proposals.

(h) The Company acknowledges that a substantial portion of the Proxy Statement/ Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement/ Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/ Prospectus or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Registration Statement and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Except as otherwise required by applicable Law, Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

(j) Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

6.6 Trust Account. Upon satisfaction or waiver of the conditions set forth in ARTICLE IX and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Parent (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to public holders of Parent Class A Ordinary Shares (the “Parent Redemption Amount”), (2) at the Closing, pay any unpaid Company Transaction Expenses and

Parent Transaction Expenses to the applicable Persons entitled thereto and (3) pay all remaining amounts then available in the Trust Account to Parent or the Surviving Corporation for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as provided therein. To the extent the amounts available in the Trust Account are not sufficient to pay any of the amounts descrived in subparagraphs (1) through (3) of this Section 6.6, Parent will pay such amounts with such funds as it shall have obtained through financing arrangements obtained as contemplated by this Agreement.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.8 Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Parent and the Company agree not to, and Parent and the Company agree to cause each of its Affiliates not to, extend any waiting period under the HSR Act and other applicable Antitrust Laws or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable, any of the Transactions contemplated by this Agreement except with the prior written consent of the non-requesting party, which consent may be withheld in the sole discretion of the non-requesting party. Neither Parent nor the Company shall, and each shall use its reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act and any applicable Antitrust Laws. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, its Subsidiaries (if applicable) and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.8 as “Outside Counsel Only”.

ARTICLE VII

COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws; No Insider Trading. During the Interim Period,

(a) The Company shall duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders.

(b) The Company shall, on behalf of the Company Group, duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

(c) The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Shares, Parent Units, Parent Warrants or Parent Rights, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Ancillary Agreement.

7.2 Company’s Stockholder Approval.

(a) As promptly as reasonably practicable after the effective date of the Registration Statement, and in any event within five (5) Business Days following such date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

7.3 Additional Financial Information. By no later than February 29, 2024 (the “PCAOB Audit Deadline”), the Company shall deliver to Parent the Company’s audited financial statements for the twelve month periods ended December 31, 2023 and 2022, consisting of the audited consolidated balance sheets as of such dates and the audited consolidated statements of operations, changes in stockholders’ equity and cash flows for the twelve month periods ended on such dates, including the notes thereto (the “2023 Financial Statements”). Subsequent to the delivery of the 2023 Financial Statements, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than forty (40) calendar days following the end of each quarterly period and consolidated interim monthly information for each month thereafter shall be delivered to Purchaser no later than 20 days following the end of each month (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 7.3, shall be prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the standards of the PCAOB for public companies. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide additional Company financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any other filings to be made by Parent with the SEC. In the event the Company fails to deliver the 2023 Financial Statements to Parent by the PCAOB Audit Deadline, the Company shall pay a delay fee in the amount equal to $35,000 for the first one-month delay to March 31, 2024 (pro-rated for a partial month), $50,000 for the second one-month delay to April 30, 2024 and thereafter $70,000 for each subsequent one-month delay (pro-rated for any partial month) (which fee shall be payable within two (2) Business Days after such one-month period (or partial month period)). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

ARTICLE VIII

COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Action (including derivative claims) relating to this Agreement, any of the Ancillary Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Parent, Merger Sub or members of the boards of directors of Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

8.2 Compliance with SPAC Agreements. Parent shall (a) comply with the Trust Agreement, the Parent Warrant Agreement, the Parent Rights Agreement, and the Underwriting Agreement, dated as of January 12, 2022, by and between Parent and BTIG, LLC, as representative of the underwriters thereto, and (b) enforce the terms of the letter agreement, dated as of January 12, 2022, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent, its Subsidiaries, and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation, the Company, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq or an Alternate Exchange, as applicable, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

8.5 Parent Public Filings; Nasdaq. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Class A Ordinary Shares, the Parent Units and the Parent Warrants on Nasdaq. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with Nasdaq or an Alternate Exchange, to be agreed mutually by Parent and the Company, in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq or an Alternate Exchange, as applicable, to be satisfied; and (c) the Parent Common Shares, including the shares comprising the Aggregate Merger Consideration, and the Parent Warrants to be approved for listing on Nasdaq or an Alternate Exchange, as applicable, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time. The Company shall provide information reasonably requested by Parent with respect to such Nasdaq or Alternate Exchange application and otherwise cooperate with Parent to obtain and maintain such listing.

8.6 Certain Tax Matters.

(a) Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Domestication to qualify for the Domestication Intended Tax Treatment and the Merger to qualify for the Merger Intended Tax Treatment, and none of Parent, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

(b) Each of Parent, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Domestication Intended Tax Treatment and Merger Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Merger), and shall take no position inconsistent with the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Parent and the Company shall promptly notify the other party in writing if, before the Closing Date, either such party knows or has reason to believe that the Domestication may not qualify for the

Domestication Intended Tax Treatment or that the Merger may not qualify for the Merger Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company reasonably determines on the advice of its counsel that such amendments would be reasonably expected to result in the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment and would not be commercially impracticable).

(d) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by Parent. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(e) If, in connection with the preparation and filing of the Form S-4, the SEC requests or requires a tax opinion be prepared and submitted regarding the Domestication Intended Tax Treatment, Parent will use its commercially reasonable efforts to cause Loeb & Loeb LLP to deliver such tax opinion to Parent, or (ii) the Merger Intended Tax Treatment, the Company shall use its commercially reasonable efforts to cause Dentons US LLP to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Dentons US LLP shall not be required to provide any opinion to any party regarding the Domestication Intended Tax Treatment and Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger Intended Tax Treatment.

8.7 Incentive Plans.

(a) Prior to the effective date of the Registration Statement, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit F, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to between seven and one-half percent (7.5%) to ten percent (10%) of the Parent Common Shares to be issued and outstanding immediately after the Closing.

(b) Prior to the effective date of the Registration Statement, Parent shall adopt a management performance-based incentive plan mutually agreeable to the Company and Parent (the “Management Performance-Based Incentive Plan”) that will provide for the issuance of Parent Common Shares to management based on the achievement of mutually agreed upon revenue growth and EBITDA targets.

8.8 PIPE Investment.

(a) Parent shall take all actions required to obtain the PIPE Investment and consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including to (x) comply with its obligations under the Subscription Agreements, and (y) in the event that all conditions in the Subscription Agreements have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing. Parent shall not permit, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements.

(b) The Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the arrangement of any PIPE Investment, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of Parent (including in the case of clauses (x) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by Parent, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the financial statements and such other financial information regarding the Company as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company, (iv) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in Parent’s efforts to obtain the PIPE Investment and market the transactions contemplated by this Agreement.

8.9 Section 16 Matters. Prior to the Effective Time, each of the Company and Parent and their respective Boards of Directors (or any duly formed committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act)) shall take all such steps as may be required or as may be reasonably necessary or advisable (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Common Shares or acquisitions of Parent Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) (i) All applicable waiting periods, if any, under the HSR Act with respect to the Merger shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Parent, its Subsidiaries, or the Company to consummate the Merger set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) No Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable.

(d) The Company Stockholder Approval shall have been obtained;

(e) Each of the Required Parent Proposals shall have been approved at the Parent Shareholder Meeting;

(f) Parent’s initial listing application with Nasdaq or an Alternate Exchange, as applicable, in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq or an Alternate Exchange, as applicable, and Parent shall not have received any notice of non-compliance therewith, and the shares comprising the Aggregate Merger Consideration shall have been approved for listing on Nasdaq or an Alternate Exchange, as applicable.

(g) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations and the Company Material Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) The Company Material Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date).

(e) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing.

(f) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c), (d) and (e) of this Section 9.2.

(g) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Charter, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Company Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(h) Each of the Company and the Company Securityholders, as applicable, shall have executed and delivered to Parent a copy of each Ancillary Agreement to which the Company or such Company Securityholder, as applicable, is a party.

(i) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulation Section 1.897-2(h)(2) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated no more than thirty (30) days prior to the Closing Date and in form and substance as reasonably agreed upon by Parent and the Company.

(j) The Company shall have obtained each Company Consent set forth on Schedule 9.2(j).

(k) The Company shall have delivered to Parent a resignation from the Company of each director of the Company listed in Schedule 9.2(k), effective as of the Closing Date, provided, that the failure to deliver the resignation for any such director shall not result in the failure of this condition to be satisfied if immediately following the Effective Time Parent shall have the right to remove such director with immediate effect.

(l) Each of the employees of the Company listed in Schedule 9.2(l) shall have entered into employment agreements, effective as of the Closing Date, in form and substance as reasonably agreed upon by Parent and the Company.

(m) There shall not have occurred an Event of Default under a Sponsor Convertible Note (as such term is defined in the applicable Sponsor Convertible Note).

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct would not in the aggregate have or be reasonably expected to have a Material Adverse Effect in respect of Parent or Merger Sub and their ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing.

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 9.3.

(f) The Domestication shall have been consummated on the day that is at least one Business Day prior to the Closing Date.

(g) The Parent Certificate of Incorporation, in the form attached hereto as Exhibit A, shall have been filed with, and declared effective by, the Secretary of State of the State of Delaware.

(h) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals.

(i) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Ancillary Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Delaware.

(j) Each of Parent, Sponsor or other shareholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Sponsor or such other shareholder of Parent, as applicable, is a party.

(k) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 2.9.

(l) The PIPE Investment shall have been consummated as of immediately prior to the Closing with gross proceeds in an amount not less than the PIPE Investment Amount.

(m) There shall not have occurred an Event of Default under a Sponsor Convertible Note.

ARTICLE X

TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred on or before the latest of (A) October 18, 2024 and (B) if Parent’s board of directors has extended the timeline to consummate an initial business combination to a date following October 18, 2024, in accordance with the Parent Articles, the last date for Parent to consummate a Business Combination pursuant to such extensions (the “Outside Closing Date”); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) In the event that the Parent Shareholder Meeting has been held (including any adjournment thereof) and has concluded, and the holders of Parent Common Shares have duly voted, and the Parent Shareholder Approval was not obtained, Parent or the Company shall have the right, at its sole option, to terminate this Agreement within five (5) Business Days thereafter.

(d) In the event an Event of Default (as defined in the applicable Sponsor Convertible Note) has occurred under a Sponsor Convertible Note, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party at any time; provided, however, that such termination by Company for an Event of Default pursuant to Section 3(g) of such Sponsor Convertible Note shall be deemed a Parent Termination for Cause and shall be subject to Section 10.4(a). Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time prior to the Outside Closing Date.

(e) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving written notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach, provided, however, that Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or (ii) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)). For the avoidance of doubt, Parent shall also have the right to terminate this Agreement pursuant to this Section 10.2(a) if (A) the conditions set forth in Sections 9.1 and 9.3 have been satisfied on or prior to the date of such termination (other than those conditions that, by their nature, cannot be satisfied until the Closing Date, but, which conditions would be satisfied if the Closing Date were the date of such termination), (B) Parent and Merger Sub are willing, ready and able to effect the Closing, and (C) the Company fails to effect the Closing within two (2) Business Days following the written request of Parent to proceed with the Closing.

(b) The Company may terminate this Agreement by giving written notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or 9.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach, provided, however, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. For the avoidance of doubt, the Company shall also have the right to terminate this Agreement pursuant to this Section 10.2(b) if (A) the conditions set forth in Sections 9.1 and 9.2 have been satisfied on or prior to the date of such termination (other than those conditions that, by their nature, cannot be satisfied until the Closing Date, but, which conditions would be satisfied if the Closing Date were the date of such termination), (B) the Company is willing, ready and able to effect the Closing, and (C) Parent and Merger Sub fail to effect the Closing within two (2) Business Days following the written request of the Company to proceed with the Closing.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X, then, except as provided in Section 10.4, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto. The provisions of Section 8.3, this Section 10.3, Section 10.4 and ARTICLE XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

10.4 Termination Fees.

(a) In the event that this Agreement is validly terminated by Parent pursuant to Section 10.2(a) and at the time of any such termination, the Company is not permitted to terminate this Agreement pursuant to Section 10.2(b) (such termination, a “Parent Termination for Cause”), then the Company shall pay to Parent a termination fee in the amount equal to $1,000,000 (which fee shall be payable within two (2) Business Days after such termination) (the “Company Termination Fee”).

(b) In the event that this Agreement is validly terminated by the Company pursuant to Section 10.2(b) and at the time of any such termination, Parent is not permitted to terminate this Agreement pursuant to Section 10.2(a) (such termination, a “Company Termination for Cause”), then Parent shall pay the Company a termination fee in the amount equal to $1,000,000 (which fee shall be payable within two (2) Business Days after such termination) (the “Parent Termination Fee”).

(c) The Company and Parent acknowledge and agree that the agreements contained in this Section 10.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the Company or Parent would enter into this Agreement; accordingly if either the Company, on the one hand, or Parent, on the other hand, fails promptly to pay any amount due pursuant to this Section 10.4, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company, on the one hand, or Parent, on the other hand, as applicable, for the applicable termination fee, as the case may be, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 10.4 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 10.4 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or Company.

(d) Sole and Exclusive Remedy.

(i) Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 10.4(a) (and any payments owed pursuant to Section 10.4(c)) will be the only monetary damages that Parent and Merger Sub and each of their respective Affiliates may recover from (A) the Company Group and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company Group and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub or their Affiliates relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement, Section 10.4(a) and Section 10.4(c), as applicable); and (2) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this

Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement, Section 10.4(a) and Section 10.4(c), as applicable). Under no circumstances will the collective monetary damages payable by the Company for breaches under this Agreement exceed the Company Termination Fee in the aggregate for all such breaches (plus any payments owed pursuant to Section 10.4(c)) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will Parent or Merger Sub or their Affiliates be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(ii) The Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 10.4(b) (and any payments owed pursuant to Section 10.4(c)) will be the only monetary damages that the Company and its Affiliates may recover from (A) Sponsor, Parent, Merger Sub and their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Sponsor, Parent, Merger Sub and their respective Affiliates (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Parent Related Parties will have any further liability or obligation to the Company or its Affiliates relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement, Section 10.4(b) and Section 10.4(c), as applicable); and (2) neither the Company nor any other Person will be entitled to bring or maintain any claim, action or proceeding against the Sponsor, Parent, Merger Sub or any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement, Section 10.4(b) and Section 10.4(c), as applicable). Under no circumstances will the collective monetary damages payable by Sponsor or Parent for breaches under this Agreement exceed the Parent Termination Fee in the aggregate for all such breaches (plus any payments owed pursuant to Section 10.4(c)) (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against any of the Parent Related Parties, and in no event will the Company or its Affiliates be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(iii) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 10.4(d), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 11.19, except that, although a Party, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 11.19, under no circumstances will a Party be permitted or entitled to receive both specific performance of the type contemplated by Section  11.19 and any monetary damages.

ARTICLE XI

MISCELLANEOUS

11.1 Non-Survival. Other than as otherwise provided in the last sentence of this Section 11.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party or its Representatives. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Agreement that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Agreement that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Agreement.

11.2 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM on the first Business Day, addressee’s day and time, after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Fusemachines Inc.

500 Seventh Avenue, 7th Floor

New York, NY 10018

Attention: Sameer Raj Maskey, Chief Executive Officer

E-mail: smaskey@fusemachines.com

with a copy (which shall not constitute notice) to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Attention: Ilan Katz

E-mail: ilan.katz@dentons.com

if to Parent or Merger Sub (prior to the Closing):

CSLM Acquisition Corp.

2400 E. Commercial Boulevard, Suite 900

Ft. Lauderdale, FL 33308

Attention: Charles T. Cassel, III, Chief Executive Officer

E-mail: ccassel@consimllc.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum

E-mail: mnussbaum@loeb.com

11.3 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.5 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.6 Expenses. The accrued but unpaid Parent Transaction Expenses and Company Transaction Expenses shall be paid by Parent after the Closing. The anticipated Parent Transaction Expenses and Company Transaction Expenses are set forth on Schedule 11.6. If the Closing does not take place, each party shall be responsible for its own expenses.

11.7 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.9 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

11.10 Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.11 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.13 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 11.20, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.14 Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

11.15 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES

EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent and Merger Sub made available to the Company and the Company Securityholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent and Merger Sub in ARTICLE V, in each case as modified by the Schedules and the Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Parent, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent or Merger Sub, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent or Merger Sub furnished to the Company, the Company Securityholders or their respective Representatives or made available to the Company, the Company Securityholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Merger Sub nor any other Person shall have any liability to the Company, the Company Securityholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent.

11.16 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE

PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

11.17 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.17 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 11.2 shall be effective service of process for any such Action.

11.18 Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

11.19 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.20 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.20) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

CSLM ACQUISITION CORP.

By:	/s/ Charles Cassel III
Name:	Charles Cassel III
Title:	Chief Executive Officer

Merger Sub:

CSLM MERGER SUB, INC.

By:	/s/ Charles Cassel III
Name:	Charles Cassel III
Title:	Chief Executive Officer

Company:

FUSEMACHINES INC.

By:	/s/ Sameer Maskey
Name:	Sameer Maskey
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

FUSEMACHINES INC.

ARTICLE I

The name of the corporation is Fusemachines Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is [●]. The total number of shares of Common Stock that the Corporation is authorized to issue is [●], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [●], having a par value of $0.0001 per share.

ARTICLE V

The powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting.

a. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter properly submitted to a vote of stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of

Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

b. Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends and other distributions on the Common Stock when, as and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock on an equal priority, pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK.

1. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

2. Authority is hereby expressly granted to the Board of Directors from time to time to issue any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

3. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation filed with respect to any series of Preferred Stock.

ARTICLE VI

The name and mailing address of the Sole Incorporator is as follows:

Name:	Address:
[●]	[●]

ARTICLE VII

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board of Directors. At the effective time of this Certificate of Incorporation, the Board of Directors shall consist of five (5) directors. The Board of Directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. If the number of directors that constitutes the Board of Directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board of Directors shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board of Directors already in office to the aforesaid classes at the time this Certificate of Incorporation (and therefore such classification) becomes effective in accordance with the DGCL.

B. Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

C. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the bylaws of the Corporation (as such bylaws may be amended from time to time, the “Bylaws”).

D. Subject to the special rights of the holders of any outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, solely with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

E. Subject to the special rights of the holders of any outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death resignation, retirement, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled exclusively by the affirmative vote of a majority of the directors then in office,, even though less than a quorum, or by a sole remaining director (other than any directors elected by a separate vote of any outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until such director’s successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

F. Whenever the holders of any series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph A of this Article VII, the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly, and such additional directors shall not be included in any of the classes created pursuant to this Article VII unless expressly provided by such terms. Except as otherwise provided in the Certificate of Designation(s) in respect of any series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

G. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of any series of Preferred Stock) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

H. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VIII

A. For so long as the Corporation qualifies as a Controlled Company (as defined in Section 5615(c)(1) of the Nasdaq Stock Market LLC Rules or Section 303A.00 of the New York Stock Exchange Listed Company

Manual, as applicable), any action required or permitted to be taken by the stockholders of the Corporation may be effected at an annual or special meeting of the stockholders of the Corporation, or may, except as otherwise required by applicable law or this Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. From and after the date the Corporation ceases to qualify as a Controlled Company, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting). Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE IX

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection or increase the liability of any director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE X

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article X(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).

B. The Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of sixty-six and two thirds percent (66 2/3%) of all of the then outstanding shares of stock of the Corporation which is not owned by the interested stockholder.

C. The restrictions contained in the foregoing Article X(B) shall not apply if:

(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(2) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article X(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article X(C)(2).

D. For purposes of this Article X, references to:

(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article X is not applicable to the surviving entity;

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 25% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Principal Stockholder or any of its affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a. beneficially owns such stock, directly or indirectly;

b. has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8) “Principal Stockholder” means [●].

(9) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(10) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE XI

A. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article XI. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XI to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article XI shall only be prospective and shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

B. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE XII

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, if and only if the Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding against the Corporation or any current or former director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as each may be amended from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder), (v) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (vi) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation governed by the internal affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C. Notwithstanding the foregoing, the provisions of this Article XII shall not apply to any claim or action arising under the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

D. Any person or entity holding, owning, purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

ARTICLE XIII

A. In recognition and anticipation that (i) certain directors, managers, principals, officers, employees and/or other representatives of the Principal Stockholders and their Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Principal Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XIII are set forth to regulate and define the conduct of certain affairs of the

Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None of (i) the Principal Stockholders or any of their Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of this Article XIII. Subject to Section C of this Article XIII, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section B of this Article XIII shall not apply to any such corporate opportunity.

D. In addition to and notwithstanding the foregoing provisions of this Article XIII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E. Solely for purposes of this Article XIII, “Affiliate” shall mean (a) in respect of any Principal Stockholder, any Person that, directly or indirectly, is controlled by such Principal Stockholder, controls such Principal Stockholder or is under common control with such Principal Stockholder and shall include (i) any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation) and (ii) any funds or vehicles advised by Affiliates of such Principal Stockholder, (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

ARTICLE XIV

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary or any provision of law which might otherwise permit a lesser vote or no vote, in addition to any vote required by applicable law or by this Certificate of Incorporation, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of sixty-six and two thirds percent (66 2/3%) of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII, Article XIII and this Article XIV.

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other circumstances shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of page intentionally left blank.]

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand as of     , 2023.

[●]
Sole Incorporator

EXHIBIT B

BYLAWS

OF

FUSEMACHINES INC.

Article I—Corporate Offices

1.1 Registered Office. The address of the registered office of Fusemachines Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II—Meetings of Stockholders

2.1 Place of Meetings. Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting. The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these Bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting. Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which date shall be [●], for purposes of the Corporation’s annual meeting of stockholders in the year of the closing of the business combination contemplated by that certain Merger Agreement, dated as of [●] (the “Merger Agreement”), by and among the Corporation (formerly known as CSLM Acquisition Corp., a Cayman Islands exempted company limited by shares, prior to its domestication as a Delaware corporation), Fusemachines USA Inc. (formerly known as Fusemachines, Inc., a Delaware corporation (“Fusemachines”)) and CSLM Merger Sub, Inc., a Delaware corporation (“Merger Sub”); provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”)) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the

Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these Bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item

404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if any Nominating Person giving notice provided by this Section 2.5 provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominee. Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to

Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(v) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Quorum. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these Bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting. Except as may be otherwise provided in the Certificate of Incorporation, these Bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election. Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III—Directors

3.1 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors. Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors. Election of directors need not be by written ballot. Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, the directors shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. Except as provided in Section 3.4 of these Bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings. Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum. At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV—Committees

4.1 Committees of Directors. The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any Bylaw of the Corporation.

4.2 Meetings and Actions of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.13 (waiver of notice),

with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined as set forth in the charter of the applicable committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3 Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these Bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V—Officers

5.1 Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers. The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws.

5.3 Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations. The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI—Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII—General Matters

7.1 Execution of Corporate Contracts and Instruments. The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates. The shares of the Corporation may be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be an electronic signature. In case any officer, transfer agent or registrar who has signed or whose electronic signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates. Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends. The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or an electronic reproduction thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock. Subject to the restrictions set forth in Section 7.14, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12 Registered Stockholders. The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

7.14 Lock-Up.

(a) During the applicable Lock-up Period (as defined below), the Lock-up Holders (as defined below) may not offer, sell, contract to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position with respect to, any of the Lock-up Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make or to enter into any transaction specified above, or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.

(b) In furtherance of the foregoing, during the applicable Lock-up Period, the Corporation will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Corporation’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Section 7.14 and direct the Corporation’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Section 7.14. In addition to any other applicable legends, each certificate or book entry position representing the Lock-up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE ISSUER’S BYLAWS. A COPY OF SUCH BYLAWS WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(c) Notwithstanding the foregoing, and subject to the conditions below, the Lock-up Holders may transfer Lock-up Shares in connection with (each, a “Permitted Transfer”) (i) transfers or distributions to the Lock-up Holder’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (ii) transfers by bona fide gift or gifts to a member of the Lock-up Holder’s immediate family, to any estate planning vehicle or to a trust, the beneficiary of which is the Lock-up Holder or a member of the Lock-up Holder’s immediate family for estate planning purposes, or to a charitable organization; (iii) by virtue of a will, testamentary document or the laws of descent and distribution upon death of the Lock-up Holder; (iv) pursuant to a qualified domestic relations order or as required by a divorce settlement; (v) transfers to the Corporation’s officers, directors or their affiliates; (vi) pledges of Lock-up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Lock-up Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers; (vii) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of the Corporation or which results in all of the holders of Corporation Common Stock having the right to exchange their Corporation Common Stock for cash, securities or other property subsequent to the consummation of such transaction; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-up Shares shall remain subject to the restrictions set forth in this Section 7.14; (viii) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-up Shares during the applicable Lock-up Period; (ix) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase Corporation Common Stock or the vesting of stock-based awards, provided that any Corporation Common Stock issued upon such exercise or vesting shall become Lock-up Shares subject to this Section 7.14; (x) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase Corporation Common Stock, to the extent the instruments representing such options permit exercises on a cashless basis and provided that any Corporation Common Stock issued upon such exercise shall become Lock-up Shares subject to this Section 7.14; and (xi) to the extent required by any legal or regulatory order.

(d) Notwithstanding the other provisions set forth in this Section 7.14 or any other provision contained herein, the Board may, in its sole discretion, determine to waive, amend, or repeal the lock-up obligations set forth in this Section 7.14, whether in whole or in part; provided, that, during the Lock-up Period, any such waiver, amendment or repeal of any lock-up obligations set forth in Section 7.14, and any waiver, amendment or repeal of this Section 7.14(d), shall require the approval of the Board; provided, further, that the lock-up obligations set forth in this Section 7.14 shall not apply to the Lock-up Shares of any Lock-up Holder that have been released from the lock-up obligations set forth herein in writing by the Corporation prior to the Closing Date.

(e) Certain Definitions.

“Corporation Common Stock” means the shares of common stock, par value $0.0001 per share, of the Corporation.

“Lock-up Holders” means the holders of Corporation Common Stock issued as consideration pursuant to the merger of Merger Sub with and into Fusemachines in accordance with the Merger Agreement (such transaction, the “Fusemachines Transaction”) outstanding as of immediately following the consummation of the Fusemachines Transaction (the “Closing” and the date of the Closing, the “Closing Date”). The term “Lock-up Holders” includes the Permitted Transferees of any such holders.

“Lock-up Period” means the shorter period of (i) one year after the Closing Date and (ii) subsequent to the Closing Date, (x) if the last reported sale price of Corporation Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 120 days after the Closing Date or (y) the date following the Closing Date on which the Corporation completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their Corporation Common Stock for cash, securities or other property.

“Lock-up Shares” means the Corporation Common Stock and any other equity securities convertible into or exercisable or exchangeable for or representing the rights to receive Corporation Common Stock, if any, held by the Lock-up Holders immediately following the Closing; provided, however, that such Lock-up Shares shall not include Corporation Common Stock acquired by such Lock-up Holder in open market transactions during the Lock-up Period.

“Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

Article VIII—Notice

8.1 Delivery of Notice; Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(ii) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX—Indemnification

9.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent, or trustee or in any other capacity while serving as a director, officer, employee, agent, or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees and expenses, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 9.3 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

9.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 9.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees and expenses) incurred in defending or participating as a witness in any proceeding to such indemnitee in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article (which shall be governed by Section 9.3) (any such payment, an “advancement of expenses”); provided, however, that an advancement of expenses incurred by an indemnitee in such indemnitee’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including service to an employee benefit plan) shall, subject to applicable provisions of the DGCL, be made solely upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Sections 9.1 and 9.2 or otherwise.

9.3 Right of Indemnitee to Bring Suit. If an indemnitee’s claim under Section 9.1 or 9.2 is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a written claim for advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (x) any suit brought by the indemnitee to enforce a right to indemnification under this Article (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that, and (y) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in Delaware law or these Bylaws. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses under this Article or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses, as the case may be, under this Article or otherwise shall be on the Corporation.

9.4 Indemnification Not Exclusive. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee, or agent of the Corporation and as to action in any other capacity.

9.5 Nature of Rights. The rights conferred upon indemnitees in this Article shall be contract rights, and such rights shall continue as to an indemnitee who has ceased to be a director, officer, or trustee and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators. Any amendment, alteration, or repeal of this Article that adversely affects any right of any indemnitee or any of its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Article X—Amendments

The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI—Definitions

As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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EXHIBIT C

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”) is dated as of January 22, 2024, by and among the Persons set forth on Schedule I hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), CSLM Acquisition Corp., a Cayman Islands exempted company (which shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation prior to the Closing) (“Parent”), and Fusemachines Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Capital Stock as are indicated opposite each such Company Stockholder’s name on Schedule I attached hereto (all such shares, or any successor or additional voting or non-voting equity securities of the Company of which ownership is hereafter acquired by any such Company Stockholder prior to the termination of this Agreement are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, the Company and CSLM Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), have entered into that certain Merger Agreement, dated as of the date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth therein;

WHEREAS, on the day that is at least one Business Day prior to the Effective Time and subject to the conditions of the Merger Agreement, Parent shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Parent’s organizational documents, Section 388 of the DGCL and the Cayman Companies Act; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; COVENANTS

1.1    Binding Effect of Merger Agreement. Until the Expiration Time (as defined below), each Company Stockholder shall be bound by and comply with Sections 6.2 (Exclusivity) and 11.4 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.2 of the Merger Agreement also referred to each such Company Stockholder.

1.2 Voting Agreement. (a) During the period commencing on the date hereof and ending on the earliest of (x) the Effective Time and (y) such date and time as the Merger Agreement shall be validly terminated in accordance with Article X (Termination) thereof (the earlier of (x) and (y), the “Expiration Time”), each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken as contemplated by the Merger Agreement or the transactions contemplated thereby, such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(i)  to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Company Transaction Proposals”), including without limitation any other consent, waiver or approval required under the Company’s organizational documents or under any agreements between the Company and its stockholders, or otherwise sought by the Company with respect to the Merger Agreement or the transactions contemplated thereby or the Company Transaction Proposals;

(ii)  against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement or the Ancillary Agreements and the Merger and the other transactions contemplated thereby);

(iii)  against any change in the business (to the extent in violation of the Merger Agreement), management or Board of Directors of the Company (other than in connection with the Company Transaction Proposals and the transactions contemplated thereby); and

(iv)  against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Ancillary Agreements or the Merger or any of the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company or the Company Stockholders under the Merger Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, or (D) change in any manner the dividend policy or capitalization of the Company, including the voting rights of any share capital of the Company.

(b) During the period commencing on the date hereof and ending on the Expiration Time, each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the foregoing, the obligations of each Company Stockholder specified in this Section 1.2 shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company or the Board of Directors of the Company has previously recommended the Merger but changed such recommendation.

(c) In furtherance of the foregoing, each Company Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Charles Cassel, in his capacity as an officer of Parent, and any individual who shall hereafter succeed to such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Grantees”), with full power of substitution, to vote or execute written consents with respect to the Subject Shares in accordance with this Section 1.2 and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meetings of the stockholders of the Company at which any of the matters described in Section 1.2(a) was to be considered. This proxy is coupled with an interest and shall be irrevocable, and the Company Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Company Stockholder with respect to the Subject Shares. Parent may terminate this proxy with respect to any Company Stockholder at any time at its sole election by written notice provided to such Company Stockholder.

1.3  No Transfer. During the period commencing on the date hereof and ending on the Expiration Time, each Company Stockholder agrees that such Company Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, transfer, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or transfer, each with respect to any Subject Shares owned by such Company Stockholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such Company Stockholder, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) or (iii), collectively, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. “Permitted Transfer” shall mean any Transfer (a) in the case of a Person who is not an individual, to any Affiliate of such Person or to any member(s) of such Person or any of their Affiliates; (b) in the case of an individual, to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; or (d) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (a) through (d), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Parent and the Company a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement. The Company shall not register any sale, assignment or transfer of the Subject Shares on the Company’s stock ledger (book entry or otherwise) that is not in compliance with this Section 1.3. During the period commencing on the date hereof and ending on the Expiration Time, each Company Stockholder shall not, without the prior written consent of Parent, engage in any transaction involving the securities of Parent prior to the Closing.

1.4  New Shares. In the event that (a) any Subject Shares or other equity securities of the Company are issued to a Company Stockholder after the date of this Agreement pursuant to any offering, stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event of the Company Capital Stock or other equity securities of the Company of, on or affecting the Subject Shares or other equity securities of the Company owned by such Company Stockholder, (b) the Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or other equity securities of the Company after the date of this Agreement and prior to the Closing, or (c) the Company Stockholder acquires the right to vote or share in the voting of any Subject Shares or other equity securities of the Company after the date of this Agreement (such Subject Shares or other equity securities of the Company, the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.

1.5  Further Assurances. Each Company Stockholder shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company or Parent under applicable Laws to effect the actions and to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable. Each Company Stockholder agrees that such Company Stockholder will not take any action that would make any representation or warranty of such Company Stockholder herein untrue or incorrect, or have the effect of preventing or disabling such Company Stockholder from performing its obligations hereunder.

1.6  No Inconsistent Agreement. Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, shall not enter into, (i) any voting agreement or voting trust with respect to any of such Company Stockholder’s Subject Shares that is inconsistent with such Company

Stockholder’s obligations pursuant to this Agreement, or (ii) and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of such Company Stockholder’s obligations hereunder.

1.7  No Challenges. Each Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors, directors, officers, agents or equity holders (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement or any of the Ancillary Agreements or the consideration and approval thereof by the stockholders of the Company, the Board of Directors of the Company or the governing bodies of any of the Subsidiaries of the Company or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

1.8  Consent to Disclosure. Each Company Stockholder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other applicable securities authorities, any other documents or communications provided by Parent or the Company to any Authority or to securityholders of Parent or the Company) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Parent or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

1.9  Dissenters’ Rights. Each Company Stockholder hereby irrevocably waives, and agrees not to exercise or attempt to exercise, any right to dissent, right to demand payment or right of appraisal or any similar provision under applicable Law (including pursuant to the DGCL) in connection with the Merger, the Merger Agreement and the other transactions as contemplated by the Merger Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1  Company Stockholder Representations. Each Company Stockholder represents and warrants to Parent and the Company, as of the date hereof, that:

(a) such Company Stockholder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b) such Company Stockholder has full right and power, without violating any agreement to which it is bound (including any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement;

(c) (i) if such Company Stockholder is not an individual, such Company Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Company Stockholder and (ii) if such Company Stockholder is an individual, the signature on this Agreement is genuine, and such Company Stockholder has legal competence and capacity to execute the same;

(d) this Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(e) if this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder;

(f) such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s organizational documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement. Such Company Stockholder has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Company Stockholder’s Subject Shares, and except as provided in this Agreement, none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Except for such Company Stockholder’s Subject Shares, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any other equity securities of the Company or any other equity securities convertible into, or which can be exchanged for, equity securities of the Company;

(g) the execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of its obligations hereunder and the consummation of the transactions contemplated hereby and the Merger and the other transactions contemplated by the Merger Agreement will not constitute or result in, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or its Subsidiary, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement;

(h) there are no Actions pending against such Company Stockholder or, to the knowledge of such Company Stockholder, threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any Authority, which in any manner questions the beneficial or record ownership of the Company Stockholder’s Subject Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of his, her or its obligations under this Agreement; there is no outstanding Order imposed upon such Company Stockholder, or, if applicable, any of such Company Stockholder’s Subsidiaries;

(i) no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by or on behalf of such Company Stockholder;

(j) such Company Stockholder has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with such Company Stockholder’s tax and legal advisors;

(k) such Company Stockholder has not entered into, and shall not enter into, any agreement that would prevent such Company Stockholder from performing any of Company Stockholder’s obligations hereunder;

(l) such Company Stockholder understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Company Stockholder contained herein; and

(m) such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Parent or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Parent and the Company have not made and do not make any representation or warranty to such Company Stockholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.

ARTICLE III

MISCELLANEOUS

3.1  Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time, and (b) as to each Company Stockholder, the written agreement of Parent, the Company and such Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

3.2  Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.3  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

3.4  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

3.5  Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the

extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.5.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

3.6  Assignment. No party hereto shall assign this Agreement or any part hereof or delegate any rights or obligations hereunder without the prior written consent of the other parties hereto and any such assignment, transfer or delegation without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.7  Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

3.8  Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Parent, the Company and each Company Stockholder, and which makes reference to this Agreement.

3.9  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.10  Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.1 of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 11.1 of the Merger Agreement, and, with respect to a Company Stockholder, at the address set forth on Schedule I.

3.11  Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.12  Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof.

3.13  Adjustment for Stock Split. If, and as often as, there are any changes in the Company or the Subject Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Stockholders, Parent, the Company, or the Subject Shares, as so changed.

3.14  No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Company Stockholders, the Company and Parent, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Company Stockholders entering into agreements with the Company or Parent. Each Company Stockholder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

3.15  Capacity as Company Stockholder. Each Company Stockholder signs this Agreement solely in such Company Stockholder’s capacity as a stockholder of the Company, and not in any other capacity, including, if applicable, as a director (including “director by deputization”), officer or employee of the Company or any of its Subsidiaries. Nothing herein shall be construed to limit or affect any actions or inactions by such Company Stockholder or any representative of such Company Stockholder, as applicable, serving as a director, officer or employee of the Company or any Subsidiary of the Company, acting in such Person’s capacity as a director, officer or employee of the Company or any Subsidiary of the Company, including with respect to any exercise or discharge of such person’s fiduciary duties under applicable Laws.

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

PARENT:

CSLM ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Company Support Agreement]

COMPANY:

FUSEMACHINES INC.

By:
Name:
Title:

[Signature Page to Company Support Agreement]

COMPANY STOCKHOLDERS:

[Signature Page to Company Support Agreement]

Schedule I

Company Stockholders

Stockholder	Shares of Company Common Stock	Shares of Company Preferred Stock

EXHIBIT D

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is dated as of January 22, 2024, by and among Consilium Acquisition Sponsor I, LLC, a Cayman Islands limited liability company (the “Sponsor”), CSLM Acquisition Corp., a Cayman Islands exempted company (which shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation prior to the Closing) (“Parent”), and Fusemachines Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Parent Common Shares and Parent Warrants set forth on Schedule I attached hereto (all such securities of Parent (including securities underlying such securities), or any successor or additional securities of Parent of which ownership is hereafter acquired by the Sponsor prior to the termination of this Agreement are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, CSLM Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into that certain Merger Agreement, dated as of the date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth therein;

WHEREAS, on the day that is at least one Business Day prior to the Effective Time and subject to the conditions of the Merger Agreement, Parent shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Parent’s organizational documents, Section 388 of the DGCL and the Cayman Companies Act; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. The Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Until the Expiration Time (as defined below), the Sponsor shall be bound by and comply with Sections 6.2 (Exclusivity) and 11.5 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Parent” contained in Section 6.2 of the Merger Agreement also referred to the Sponsor.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with Article X (Termination) thereof and (c) the liquidation of Parent (the earlier of (a), (b) and (c), the “Expiration Time”), the Sponsor shall not, without the prior written consent of the Company, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by the Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by the Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. A “Permitted Transfer” shall mean any Transfer (A) to any of Parent’s officers, directors or consultants, any Affiliate or any family member of any of Parent’s officers, directors or consultants; (B) to any Affiliate of such Person or to any member(s) of such Person or any of their Affiliates or any employees or consultants of such Affiliates; or (C) to any other Person, with the consent of Parent and the Company; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (A) through (C), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Parent and the Company a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement. Parent shall not register any sale, assignment or transfer of any Subject Securities on Parent’s stock ledger (book entry or otherwise) that is not in compliance with this Section 1.2.

Section 1.3 New Shares. In the event that (a) any Parent Common Shares, Parent Warrants or other equity securities of Parent are issued to the Sponsor after the date of this Agreement pursuant to any stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event of Parent Common Shares, Parent Warrants or other equity securities of Parent of, on or affecting the Parent Common Shares, Parent Warrants or other equity securities of Parent owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any Parent Common Shares, Parent Warrants or other equity securities of Parent after the date of this Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any Parent Common Shares or other equity securities of Parent after the date of this Agreement (such Parent Common Shares, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by the Sponsor as of the date hereof.

Section 1.4 Certain Agreements of the Sponsor.

(a) At any meeting of the shareholders of Parent, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Parent is sought, the Sponsor hereby unconditionally and irrevocably agrees that it shall (i) appear at each such meeting, in person or by proxy, or otherwise cause all of its Parent Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Parent Common Shares:

(i) in favor of each Parent Proposal, including, without limitation, any other consent, waiver, approval is required under Parent’s organizational documents or under any agreements between Parent and its shareholders, or otherwise sought by Parent with respect to the Merger Agreement or the transactions contemplated thereby or the Parent Proposals;

(ii) against any Alternative Proposal or any proposal relating to a business combination transaction (other than the Parent Proposals and the transactions contemplated thereby);

(iii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent (other than the

Merger Agreement or the Ancillary Agreements and the Merger and the other transactions contemplated thereby);

(iv) against any change in the business, management or Board of Directors of Parent (other than in connection with the Parent Proposals and the transactions contemplated thereby);

(v) against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Ancillary Agreements or the Merger or any of the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent or the Merger Sub or the Sponsor under the Merger Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent; and

(vi) in favor of any extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in the Parent Amended and Restated Certificate of Incorporation, to the extent permitted under the Parent Amended and Restated Certificate of Incorporation.

The Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of January 12, 2022, by and among Parent, the Sponsor and the other parties thereto (the “Letter Agreement”), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem, sell or tender, or submit a request to Parent’s transfer agent or otherwise exercise any right to redeem, sell or tender, any Parent Common Shares owned by the Sponsor in connection with the transactions contemplated by the Merger Agreement.

Section 1.5 Post-Closing Lock-Up.

(a) During the period beginning on the Closing Date and ending on the date that is the earlier of (i) one year after the Closing Date and (ii) subsequent to the Closing Date, (x) if the last reported sale price of Parent Common Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 120 days after the Closing Date or (y) the date following the Closing Date on which the Parent completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Parent’s stockholders having the right to exchange their Parent Common Shares for cash, securities or other property (the “Lock-up Period”), Sponsor shall not offer, sell, contract to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, any of the Sponsor Shares, establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position with respect to, any of the Sponsor Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Sponsor Shares, whether any of these transactions are to be settled by delivery of any such Sponsor Shares, in cash or otherwise, publicly disclose the intention to make any transaction specified above, or engage in any Short Sales (as defined below) with respect to the Sponsor Shares. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(b) In furtherance of the foregoing, during the Lock-up Period, Parent will (i) place a stop order on all the Sponsor Shares, including those which may be covered by a registration statement, and (ii) notify Parent’s transfer agent in writing of the stop order and the restrictions on the Sponsor Shares under this Agreement and direct Parent’s transfer agent not to process any attempts by the Sponsor to resell or transfer any Sponsor Shares, except in compliance with this Agreement. In addition to any other applicable legends, each certificate or book entry position representing the Sponsor Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF [●], 2023, BY AND AMONG THE ISSUER OF SUCH SHARES (THE “ISSUER”) AND THE ISSUER’S SHAREHOLDER NAMED THEREIN. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(c) Notwithstanding the foregoing, and subject to the conditions below, the Sponsor may transfer Sponsor Shares in connection with (each, a “Permitted Transfer”): (i) transfers or distributions to the Sponsor’s current or former general or limited partners, managers or members, stockholders, other equity holders, consultants or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)), including any investment fund, special purpose vehicle or other entity that controls or manages, is under common control or management with, or is controlled or managed by, the undersigned, or to the estates of any of the foregoing; (ii) transfers by bona fide gift or gifts to a member of the Sponsor’s immediate family or to a trust, the beneficiary of which is the Sponsor or a member of the Sponsor’s immediate family for estate planning purposes; (iii) by virtue of a will, testamentary document or the laws of descent and distribution upon death of the Sponsor; (iv) pursuant to a qualified domestic relations order or as required by a divorce settlement; (v) transfers to Parent’s officers, directors or their affiliates; (vi) pledges of Sponsor Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Sponsor; provided, however, that such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers; (vii) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Parent or which results in all of the holders of Parent Common Shares having the right to exchange their Parent Common Shares for cash, securities or other property subsequent to the consummation of such transaction; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Sponsor Shares subject to this Agreement shall remain subject to this Agreement; (viii) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Sponsor Shares during the applicable Lock-up Period; (ix) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase Parent Common Shares or the vesting of stock-based awards, provided that any Parent Common Shares issued upon such exercise or vesting shall become Sponsor Shares subject to this Agreement; (x) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase Parent Common Shares, to the extent the instruments representing such options permit exercises on a cashless basis and provided that any Parent Common Shares issued upon such exercise shall become Sponsor Shares subject to this Agreement; and (xi) to the extent required by any legal or regulatory order; provided, however, that, in the case of any transfer pursuant to the foregoing clauses (i) through (v), it shall be a condition to any such transfer that (x) the transferee/donee agrees to be bound by the terms of this Section 1.5 (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; (y) each party (donor, donee, transferor or transferee) shall not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-up Period; and (z) if the Sponsor is required to file a report under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of Parent Common Shares during the Lock-up Period, the Sponsor shall include a statement in such report providing a description of the Permitted Transfer and that the Parent Common Shares remain subject to the terms of this Section 1.5.

Section 1.6 Further Assurances. The Sponsor shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company or Parent under applicable Laws to effect the actions and to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.7 No Inconsistent Agreement. The Sponsor hereby represents and covenants that it has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of its obligations hereunder.

Section 1.8 Sponsor Convertible Notes. On or prior to January 9, 2024, the Sponsor or its affiliates shall provide to the Company loans in an aggregate principal amount of $4.5 million in the form of the Sponsor Convertible Notes, substantially in the form attached hereto as Exhibit 1, subject to the execution and delivery by Sameer Maskey, the founder and Chief Executive Officer of the Company, of the Pledge Agreement, substantially in the form attached hereto as Exhibit 2.

Section 1.9 Warrants Forfeiture. The Sponsor agrees that, effective as of and conditioned upon the Closing, (i) it shall irrevocably forfeit and surrender to Parent 3,971,250 Parent Private Warrants, together with all Domesticated Parent Warrants issued upon conversion thereof in connection with the Domestication (the “Forfeited Warrants”), (ii) it shall cause all right, title and interest in and to such Forfeited Warrants to be transferred to Parent without consideration, (iii) it shall not have any rights with respect to such Forfeited Warrants, and (iv) such Forfeited Warrants shall thereupon be cancelled by Parent. Parent is authorized to deliver any notices required to be delivered to its warrant agent and take such further actions in order to terminate and cancel any Forfeited Warrants that have been forfeited as provided in this Section 1.9.

Section 1.10 Share Contribution. Parent, the Company and the Sponsor have a common interest in entering into and consummating, in each case, prior to or concurrently with the Closing, (a) the Subscription Agreements and/or (b) a financing in connection with the transactions contemplated by the Merger Agreement, including, without limitation, committed equity investments (including any private investments in public equity), convertible debt, debt financing, non-redemption arrangements and/or backstop arrangements (any such financing transaction, a “Financing Transaction”). In furtherance thereof, the Sponsor agrees to contribute up to [   ] Parent Class A Ordinary Shares, together with all Parent Common Shares issued upon conversion thereof, including any securities paid as dividends or distributions with respect to or into which such shares are exchanged or converted (the “Contribution Shares”) to secure one or more Financing Transactions. Any Contribution Shares not used to secure Financing Transactions shall be retained by the Sponsor.

Section 1.11 No Challenges. The Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

Section 1.12 Consent to Disclosure. The Sponsor hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement/Prospectus (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other applicable securities authorities, any other documents or communications provided by Parent or the Company to any Authority or to securityholders of Parent or the Company) of the Sponsor’s identity and beneficial ownership of Subject Securities, and the nature of the Sponsor’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. The Sponsor will promptly provide any information reasonably requested by Parent or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to Parent and the Company as follows:

(a) Organization; Due Authorization. The Sponsor is duly organized and validly existing under the Laws of the Cayman Islands, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Sponsor.

(b) Ownership. The Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of its Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) Parent’s organizational documents, (iii) the Merger Agreement, (iv) the Letter Agreement or (v) any applicable securities Laws. The Sponsor’s Subject Securities are the only equity securities in Parent owned of record or beneficially by the Sponsor on the date of this Agreement. The Sponsor has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to its Subject Securities, and none of the Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement. Other than the Parent Private Warrants held by the Sponsor, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder and the consummation of the transactions contemplated hereby and the Merger and the other transactions contemplated by the Merger Agreement will not constitute or result in, (i) conflict with or result in a violation of the organizational documents of the Sponsor, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or its Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of Parent’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(d) Litigation. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. There is no outstanding Order imposed upon the Sponsor, or, if applicable, any of its Subsidiaries.

(e) Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Sponsor, for which Parent or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, the Sponsor is not party to, nor has any rights with respect to or arising from, any Contract with Parent or its Subsidiaries.

(g) Acknowledgment. The Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein.

(h) Adequate Information. The Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Parent or the Company and based on such information as the Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sponsor acknowledges that Parent and the Company have not made and do not make any representation or warranty to the Sponsor, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Sponsor acknowledges that the agreements contained herein with respect to the Subject Securities held by the Sponsor are irrevocable.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Parent and (c) the written agreement of the Sponsor, Parent and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 3.5 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Parent, the Company and the Sponsor, and which makes reference to this Agreement.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.8 Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.2 of the Merger Agreement to the applicable party, with respect to the Company and Parent, at the respective addresses set forth in Section 11.2 of the Merger Agreement, and, with respect to the Sponsor, at the address set forth on Schedule I.

Section 3.9 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof.

Section 3.11 Adjustment for Stock Split. If, and as often as, there are any changes in Parent or the Subject Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Sponsor, Parent, the Company, or the Subject Securities, as so changed.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

CONSILIUM ACQUISITION SPONSOR I, LLC

By:
Name:
Title:

PARENT:

CSLM ACQUISITION CORP.

By:
Name:	Charles Cassel III
Title:	Chief Executive Officer

COMPANY:

FUSEMACHINES INC.

By:
Name:	Sameer Maskey
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Parent Common Shares and Parent Warrants

Sponsor	Parent Common Shares	Parent Warrants
Consilium Acquisition Sponsor I, LLC 2400 E. Commercial Boulevard, Suite 900 Ft. Lauderdale, FL 33308	4,743,749 Parent Class A Ordinary Shares and 1 Parent Class B Ordinary Share	7,942,500 Parent Private Warrants

Schedule II

Affiliate Agreements

Letter Agreement, dated January 12, 2022, by and among Parent, Consilium Acquisition Sponsor I, LLC and each of the other parties thereto.

Registration Rights Agreement, dated January 12, 2022, by and among Parent, Consilium Acquisition Sponsor I, LLC and certain other security holders named therein.

Support Services Agreement, dated January 12, 2022, by and between Parent and Consilium Acquisition Sponsor I, LLC.

Private Placement Warrants Purchase Agreement, dated January 12, 2022, by and between Parent and Consilium Acquisition Sponsor I, LLC.

EXHIBIT E

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among Fusemachines Inc., a Delaware corporation (the “Company”) (formerly known as CSLM Acquisition Corp., a Cayman Islands exempted company limited by shares, prior to its domestication as a Delaware corporation), Consilium Acquisition Sponsor I, LLC, a Cayman Islands limited liability company (the “Sponsor”), certain former stockholders of Fusemachines Inc., a Delaware corporation (“Target”), set forth on Schedule 1 hereto (such stockholders, the “Target Holders”) and other persons and entities (collectively with the Sponsor, the Target Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and each of the other parties thereto are party to that certain Registration Rights Agreement, dated as of January 12, 2022 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Merger Agreement, dated as of January 22, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, CSLM Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Target, pursuant to which, among other things, the Company de-registered from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”) and, following the Domestication, Merger Sub merged with and into the Target (the “Merger”), with the Target surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, on the date of the Domestication, pursuant to the Merger Agreement, (i) each issued and outstanding ordinary share of the Company (other than ordinary shares redeemed pursuant to the Company’s amended and restated memorandum and articles of association) was converted automatically into one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) each issued and outstanding warrant of the Company became exercisable for one share of Common Stock (“Warrant”), on substantially the same terms and conditions as were applicable to such warrant prior to the Domestication; (iii) each issued and outstanding right of the Company converted automatically into one right to acquire one-tenth (1/10) of one share of Common Stock upon the consummation of the Company’s initial business combination (“Right”), on substantially the same terms and conditions as were applicable to such right prior to the Domestication, and (iv) each outstanding unit of the Company separated and converted automatically into one share of Common Stock, one-half of one Warrant and one Right;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, certain Target Holders received shares of Common Stock;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, certain Target Holders received Converted Stock Options, as defined in the Merger Agreement (“Equity Awards”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question and the Sponsor holds a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Equity Awards” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” shall mean that certain letter agreement, dated January 12, 2022, by and among the Company, the Sponsor and each of the other parties thereto.

“Joinder” shall have the meaning given in Section 5.10.

“Lock-up Period” shall have the meaning ascribed to such term in (i) the Sponsor Support Agreement, dated as of [●], 2023, by and among the Company, Target and the Sponsor, with respect to the Sponsor Shares or (ii) the Company’s Bylaws, with respect to the Lock-up Shares held by the Lock-up Holders (as such terms are defined in the Company’s Bylaws), as applicable.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall mean the warrants purchased by the Sponsor in the private placement that occurred concurrently with the closing of the Company’s initial public offering, including any warrants and shares of Common Stock issued or issuable upon conversion, exchange or exercise of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock, Private Placement Warrants and other Warrants, and any shares of Common Stock issued or issuable upon the exercise of Private

Placement Warrants, other Warrants and any other equity security and any shares of Common Stock issued or issuable upon the exercise of any Equity Awards of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding shares of Common Stock, Warrants to purchase shares of Common Stock, Equity Awards and shares of Common Stock issued or issuable upon the exercise of any other equity security of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume limitations or limitations as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Registration, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, listing and filing fees, including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders, up to $50,000 in the aggregate.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Shares” means [   ] shares of Common Stock held by the Sponsor.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date (the “Filing Date”), the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) and shall use its reasonable best efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the seventy-fifth (75th) calendar day following the Filing Date; provided that the Company shall have the Shelf declared effective within ten (10) business days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Shelf will not be reviewed or will not be subject to further review by the Commission; provided further that if such date falls on a Saturday, Sunday or other day that the Commission is closed for business, such date shall be extended to the next business day on which the Commission is open for business and if the Commission is closed for operations due to a government shutdown then such date shall be extended by the same number of business days that the Commission remains closed. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registration Statement(s). Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Target Holders.

2.1.4 Requests for Underwritten Offerings. Subject to Section 3.4, at any time and from time to time following the expiration of the Lock-up Period, the Sponsor or a Target Holder (any of the Sponsor or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable

Securities in an Underwritten Offering; provided that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Offerings shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering. Subject to Section 2.4.4, the initial Demanding Holder shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and the Target Holders may each demand not more than one (1) Underwritten Offering pursuant to this Section 2.1.4 in any twelve (12) month period, for an aggregate of not more than two (2) Underwritten Offerings pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Offering (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, (i) first, the Registrable Securities of the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Offering), (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities, (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities, and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other equity securities of persons other than Holders of Registrable Securities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided that the Sponsor or a Target Holder may elect to have the Company continue an Underwritten Offering if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Sponsor, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering); provided that, if the Sponsor or a Target Holder elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Sponsor or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Offering pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) for an exchange offer or offering of securities solely to the Company’s existing securityholders, (vi) for a rights offering, (vii) for an equity line of credit or an at-the-market offering of securities, (viii) a Block Trade or (ix) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company

(whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Offering under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder participating in the Underwritten Offering that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, at any time and from time to time following the expiration of the Lock-up Period, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $25 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Offering pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time the Company is required to effect the Registration of Registrable Securities hereunder, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), which requirement will be deemed satisfied if the Company timely files Forms 10-K, 10-Q, and 8-K as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement and Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Offering and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three (3) occasions for not more than sixty (60) consecutive calendar days on each occasion or not more than one hundred and twenty (120) total calendar days, in each case, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Restrictive Legend Removal. Subject to receipt from the Holder by the Company and the Company’s transfer agent (the “Transfer Agent”) of such customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of the Company’s counsel to be provided, in a form reasonably acceptable to the Transfer Agent to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) have been sold or transferred pursuant to an effective Registration, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Registrable Securities. If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this Section 3.6 and within three (3) trading days of any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Registrable Securities. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a Prospectus, in light of the circumstances in which they were made), except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a Prospectus, in light of the circumstances in which they were made), but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein;

provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Fusemachines Inc., 229 W. 36th Street, New York, NY 10018, Attention: Sameer Raj Maskey, Chief Executive Officer, or by e-mail: smaskey@fusemachines.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.3 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Target Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees) and (ii) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including the general and limited partners of the Sponsor), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to its members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees).

5.3.1 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.3.2 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.

5.3.3 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN THE STATE OF DELAWARE.

5.6 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.7 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Other Registration Rights. Other than as provided in the (i) Warrant Agreement, dated as of January 12, 2022, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, (ii) Private Placement Warrants Purchase Agreement, dated as of January 12, 2022, between the Company and the Sponsor, and (iii) the Subscription Agreements (as defined in the Merger Agreement), the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any

Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, and (ii) a Target Holder, for so long as such Target Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Term. This Agreement shall terminate on the earlier of (a) the fifth (5th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company) and each Target Holder (so long as such Target Holder and its respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.13 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: FUSEMACHINES INC.

By:
Name:
Title:
HOLDERS: CONSILIUM ACQUISITION SPONSOR I, LLC

By:
Name:
Title:

[Entity Target Holders] a [●]

By:
Name:
Title:

[Individual Target Holders]

[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1

Target Holders

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•] (as the same may hereafter be amended, the “Registration Rights Agreement”), among Fusemachines Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder
Print Name of Stockholder Its:
Address:

Agreed and Accepted as of ____________, 20__

FUSEMACHINES INC.

By:
Name:
Its:

EXHIBIT F

FUSEMACHINE INC.

2024 OMNIBUS EQUITY INCENTIVE PLAN

(Effective [●], 2024)

FUSE MACHINE INC.

2024 OMNIBUS EQUITY INCENTIVE PLAN

Article 1.

Effective Date, Objectives and Duration

1.1    Effective Date of the Plan. The Board of Directors of Fusemachine Inc., a Delaware corporation (the “Company”), adopted the 2024 Omnibus Equity Incentive Plan (the “Plan”) effective as of [●], 2024 (the “Effective Date”), as set forth herein [subject to approval by the Company’s stockholders].

1.2    Objectives of the Plan. The Plan is intended (a) to allow selected employees of and consultants to the Company and its Affiliates to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, and to assist the Company and its Affiliates in attracting new employees, officers and consultants and retaining existing employees and consultants, (b) to optimize the profitability and growth of the Company and its Affiliates through incentives which are consistent with the Company’s goals, (c) to provide Grantees with an incentive for excellence in individual performance, (d) to promote teamwork among employees, consultants and Non-Employee Directors, and (e) to attract and retain highly qualified persons to serve as Non-Employee Directors and to promote ownership by such Non-Employee Directors of a greater proprietary interest in the Company, thereby aligning such Non-Employee Directors’ interests more closely with the interests of the Company’s stockholders.

1.3    Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 15 hereof, until the earlier of the tenth anniversary of the Effective Date, or the date all Shares subject to the Plan shall have been purchased or acquired and the restrictions on all Restricted Shares granted under the Plan shall have lapsed, according to the Plan’s provisions.

Article 2.

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1    “Affiliate” means any corporation or other entity, including but not limited to partnerships, limited liability companies and joint ventures, with respect to which the Company, directly or indirectly, owns as applicable (a) stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or more than fifty percent (50%) of the total value of all shares of all classes of stock of such corporation, or (b) an aggregate of more than fifty percent (50%) of the profits interest or capital interest of a non-corporate entity.

2.2    “Award” means Options (including non-qualified options and Incentive Stock Options), SARs, Restricted Shares, Performance Units (which may be paid in cash), Performance Shares, Deferred Stock, Restricted Stock Units, Dividend Equivalents, Bonus Shares or Other Stock-Based Awards granted under the Plan.

2.3    “Award Agreement” means either (a) a written agreement entered into by the Company and a Grantee setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company to a Grantee describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by the Grantee.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Bonus Shares” means Shares that are awarded to a Grantee with or without cost and without restrictions either in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or otherwise), as an inducement to become an Eligible Person or, with the consent of the Grantee, as payment in lieu of any cash remuneration otherwise payable to the Grantee.

2.6 “Cause” means, except as otherwise defined in an Award Agreement:

(a) the commission of any act by a Grantee constituting a felony or crime of moral turpitude (or their equivalent in a non-United States jurisdiction);

(b) an act of dishonesty, fraud, intentional misrepresentation, or harassment which, as determined in good faith by the Committee, would: (i) materially adversely affect the business or the reputation of the Company or any of its Affiliates with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom the Company or an Affiliate does or might do business; or (ii) expose the Company or an Affiliate to a risk of civil or criminal legal damages, liabilities or penalties;

(c) any material misconduct in violation of the Company’s or an Affiliate’s written policies; or

(d) willful and deliberate non-performance of the Grantee’s duties in connection with the business affairs of the Company or its Affiliates;

provided, however, that if the Grantee has a written employment or consulting agreement with the Company or any of its Affiliates or participates in any severance plan established by the Company that includes a definition of “cause,” Cause shall have the meaning set forth in such employment or consulting agreement or severance plan.

2.7 “CEO” means the Chief Executive Officer of the Company.

2.8 “Change in Control” shall have the meaning set forth in Section 16.4(e).

2.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.10 “Committee” or “Incentive Plan Committee” has the meaning set forth in Section 3.1(a).

2.11 “Compensation Committee” means the compensation committee of the Board.

2.12 “Common Stock” means the common stock, [$0.001] par value, of the Company.

2.13 “Corporate Transaction” shall have the meaning set forth in Section 4.2(b).

2.14 “Deferred Stock” means a right, granted under Article 10, to receive Shares at the end of a specified deferral period.

2.15 “Disability” or “Disabled” means, unless otherwise defined in an Award Agreement, or as otherwise determined under procedures established by the Committee for purposes of the Plan:

(a) Except as provided in (b) below, a disability within the meaning of Section 22(e)(3) of the Code; and

(b) In the case of any Award that constitutes deferred compensation within the meaning of Section 409A of the Code, a disability as defined in regulations under Code Section 409A. For purpose of Code Section 409A, a Grantee will be considered Disabled if:

(i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(ii) the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Grantee’s employer.

2.16 “Dividend Equivalent” means a right to receive payments equal to dividends or property, if and when paid or distributed, on a specified number of Shares.

2.17 “Effective Date” has the meaning set forth in Section 1.1.

2.18 “Eligible Person” means any individual who is an employee (including any officer) of, a non-employee consultant to, or a Non-Employee Director of, the Company or any Affiliate; provided, however, that solely with respect to the grant of an Incentive Stock Option, an Eligible Person shall be any employee (including any officer) of the Company or any Subsidiary Corporation. Notwithstanding the foregoing, an Eligible Person shall also include an individual who is expected to become an employee of, non-employee consultant to, or Non-Employee Director of the Company or any Affiliate within a reasonable period of time after the grant of an Award (other than an Incentive Stock Option); provided that any Award granted to any such individual shall be automatically terminated and cancelled without consideration if the individual does not begin performing services for the Company or any Affiliate within twelve (12) months after the Grant Date. Solely for purposes of Section 5.6(b), current or former employees or non-employee directors of, or consultants to, of an Acquired Entity who receive Substitute Awards in substitution for Acquired Entity Awards shall be considered Eligible Persons under this Plan with respect to such Substitute Awards.

2.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

2.20 “Exercise Price” means (a) with respect to an Option, the price at which a Share may be purchased by a Grantee pursuant to such Option or (b) with respect to an SAR, the price established at the time an SAR is granted pursuant to Article 7, which is used to determine the amount, if any, of the payment due to a Grantee upon exercise of the SAR.

2.21 “Fair Market Value” of a Share means a price that is based on the opening, closing, actual, high, low, or the arithmetic mean of selling prices of a Share reported on an established stock exchange which is the principal exchange upon which the Shares are traded on the applicable date or the preceding trading day. Unless the Committee determines otherwise, if the Shares are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or if no such trades were made that day then the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their Fair Market Value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

2.22 “Grant Date” means the date on which an Award is granted or such later date as specified in advance by the Committee.

2.23 “Grantee” means a person who has been granted an Award.

2.24 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

2.25 “Including” or “includes” means “including, without limitation,” or “includes, without limitation,” respectively.

2.26 “Management Committee” has the meaning set forth in Section 3.1(b).

2.27 “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate.

2.28 “Option” means an option granted under Article 6 of the Plan.

2.29 “Other Stock-Based Award” means a right, granted under Article 13 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares.

2.30 “Parent Corporation” means a corporation other than the Company in an unbroken chain of corporations ending with the Company if, at the time of granting the Option, each of the corporations other than the Company in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.31 “Performance Period” means, with respect to an Award of Performance Shares or Performance Units, the period of time during which the performance vesting conditions applicable to such Award must be satisfied.

2.32 “Performance Share” and “Performance Unit” have the respective meanings set forth in Article 9.

2.33 “Period of Restriction” means the period during which Restricted Shares are subject to forfeiture if the conditions specified in the Award Agreement are not satisfied.

2.34 “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.35 “Restricted Shares” means Shares, granted under Article 8, that are both subject to forfeiture and are nontransferable if the Grantee does not satisfy the conditions specified in the Award Agreement applicable to such Shares.

2.36 “Restricted Stock Units” are rights, granted under Article 10, to receive Shares if the Grantee satisfies the conditions specified in the Award Agreement applicable to such rights.

2.37 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.38 “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.39 “Section 16 Non-Employee Director” means a member of the Board who satisfies the requirements to qualify as a “non-employee director” under Rule 16b-3.

2.40 “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.41 “Separation from Service” means, with respect to any Award that constitutes deferred compensation within the meaning of Code Section 409A, a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). For this purpose, a “separation from service” is deemed to occur on the date that the Company and the Grantee reasonably anticipate that the level of bona fide services the Grantee would perform for the Company and/or any Affiliates after that date (whether as an employee, Non-Employee Director or consultant or independent contractor) would permanently decrease to a level that, based on the facts and circumstances, would constitute a separation from service; provided that a decrease to a level that is 50% or more of the average level of bona fide services provided over the prior 36 months shall not be a separation from service, and a decrease to a level that is 20% or less of the average level of such bona fide services shall be a separation from service. The Committee retains the right and discretion to specify, and may specify, whether a separation from service occurs with respect to those individuals who are performing services for the Company or an Affiliate immediately prior to an asset purchase transaction in which the Company or an Affiliate is the seller and who continue to perform services for the buyer (or an affiliate thereof) immediately following such asset purchase transaction; provided, such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).

2.42 “Share” means a share of Common Stock, and such other securities of the Company, as may be substituted or resubstituted for Shares pursuant to Section 4.2 hereof.

2.43 “Stock Appreciation Right” or “SAR” means an Award granted under Article 7 of the Plan.

2.44 “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.45 “Surviving Company” means (a) the surviving corporation or other entity in any merger, consolidation or similar transaction, involving the Company (including the Company if the Company is the surviving corporation or entity), (b) or the direct or indirect parent company of such surviving corporation or entity described in (a) or (c) the direct or indirect parent company of the Company following a sale of substantially all of the outstanding stock of the Company.

2.46 “Term” of any Option or SAR means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled. No Option or SAR granted under this Plan shall have a Term exceeding 10 years

2.47 “Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer performing services for the Company or any Affiliate in the capacity of an employee of, a non-employee consultant to, or a Non-Employee Director of, the Company or any Affiliate or with respect to an individual who is an employee of, a non-employee consultant to or a Non-Employee Director of an Affiliate, the first day on which such entity ceases to be an Affiliate of the Company unless such individual continues to perform services for the Company or another Affiliate without interruption after such entity ceases to be an Affiliate. Notwithstanding the foregoing, if an Award constitutes deferred compensation within the meaning of Code Section 409A, Termination of Affiliation with respect to such Award shall mean the Grantee’s Separation from Service.

Article 3.

Administration

3.1 Committee.

(a) Subject to Article 14, and to Section 3.2, the Plan shall be administered by a Committee (the “Incentive Plan Committee” or the “Committee”) of directors of the Company appointed by the Board from time to time. Notwithstanding the foregoing, either the Board or the Compensation Committee may at any time and in one or more instances reserve administrative powers to itself as the Committee or exercise any of the administrative powers of the Committee. The number of members of the Committee may from time to time be increased or decreased as the Board or Compensation Committee deems appropriate. To the extent the Board or Compensation Committee considers it desirable to comply with Rule 16b-3, the Committee shall consist of two or more directors of the Company, all of whom qualify as Section 16 Non-Employee Directors.

(b) The Board or the Compensation Committee may appoint and delegate to another committee (“Management Committee”), or to the CEO, any or all of the authority of the Board or the Committee, as applicable, with respect to Awards to Grantees other than Grantees who are executive officers, Non-Employee Directors, or Section 16 Persons at the time any such delegated authority is exercised.

(c) Unless the context requires otherwise, any references herein to “Committee” include references to the Incentive Plan Committee, the Board or the Compensation Committee to the extent Incentive Plan Committee, the Board or the Compensation Committee, as applicable, has assumed or exercises administrative powers itself as the Committee pursuant to subsection (a), and to the Management Committee or the CEO to the extent either has been delegated authority pursuant to subsection (b), as applicable; provided that (i) for purposes of Awards to Non-Employee Directors, “Committee” shall include only the full Board, and (ii) for purposes of Awards intended to comply with Rule 16b-3, the “Committee” shall include only the Incentive Plan Committee or the Compensation Committee.

3.2 Powers of Committee. Subject to and consistent with the provisions of the Plan (including Article 14), the Committee has full and final authority and sole discretion as follows; provided that any such authority or discretion exercised with respect to a specific Non-Employee Director shall be approved by the affirmative vote of a majority of the members of the Board, even if not a quorum, but excluding the Non-Employee Director with respect to whom such authority or discretion is exercised:

(a) to determine when, to whom and in what types and amounts Awards should be granted;

(b) to grant Awards to Eligible Persons in any number and to determine the terms and conditions applicable to each Award (including the number of Shares or the amount of cash or other property to which an Award will relate, any Exercise Price or purchase price, any limitation or restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture restrictions, restrictions on exercisability or transferability, any performance goals including those relating to the Company and/or an Affiliate and/or any division thereof and/or an individual, and/or vesting based on the passage of time, based in each case on such considerations as the Committee shall determine);

(c) to determine the benefit payable under any Performance Unit or Performance Share, Performance Share, Dividend Equivalent, Other Stock-Based Award or Cash Incentive Award and to determine whether any performance or vesting conditions have been satisfied;

(d) to determine whether or not specific Awards shall be granted in connection with other specific Awards, and if so, whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards and all other matters to be determined in connection with an Award;

(e) to determine the Term of any Option or SAR;

(f) to determine the amount, if any, that a Grantee shall pay for Restricted Shares, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, when Restricted Shares (including Restricted Shares acquired upon the exercise of an Option) shall be forfeited and whether such shares shall be held in escrow;

(g) to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time;

(h) to determine with respect to Awards granted to Eligible Persons whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or automatically pursuant to the terms of the Award Agreement;

(i) to offer to exchange or buy out any previously granted Award for a payment in cash, Shares or other Award;

(j) to construe and interpret the Plan and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(k) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(l) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(m) to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan; provided that the consent of the Grantee shall not be required for any amendment (i) which does not adversely affect the rights of the Grantee, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new applicable law or change in an existing applicable law, or (iii) to the extent the Award Agreement specifically permits amendment without consent;

(n) to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

(o) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee;

(p) to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Section 4.2) affecting the Company or an Affiliate or the financial statements of the Company or an Affiliate, or in response to changes in applicable laws, regulations or accounting principles;

(q) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan; and

(r) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, its Affiliates, any Grantee, any person claiming any rights under the Plan from or through any Grantee, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Subject to Section 3.1(b), the Committee may delegate to officers of the Company or any Affiliate the authority, subject to such terms as the Committee shall determine, to perform specified functions under the Plan.

3.3 No Repricings. Notwithstanding any provision in Section 3.2 to the contrary, the terms of any outstanding Option or SAR may not be amended to reduce the Exercise Price of such Option or SAR or cancel any outstanding Option or SAR in exchange for other Options or SARs with an Exercise Price that is less than the Exercise Price of the cancelled Option or SAR or for any cash payment (or Shares having a Fair Market Value) in an amount that exceeds the excess of the Fair Market Value of the Shares underlying such cancelled Option or SAR over the aggregate Exercise Price of such Option or SAR or for any other Award, without stockholder approval; provided, however, that the restrictions set forth in this Section 3.3, shall not apply (i) unless the Company has a class of stock that is registered under Section 12 of the Exchange Act or (ii) to any adjustment allowed under to Section 4.2.

Article 4.

Shares Subject to the Plan

4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2 and except as provided in Section 5.6(b), the maximum number of Shares hereby reserved for delivery under the Plan shall be [●]1 Shares (including Shares issued upon exercise of Incentive Stock Options granted hereunder).

If any Shares subject to an Award granted hereunder (other than a Substitute Award granted pursuant to Section 5.6(b)) are forfeited or such Award otherwise terminates without payment or delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. For avoidance of doubt, however, if any Shares subject to an Award granted hereunder are withheld or applied as payment in connection with the exercise of an Award or the withholding or payment of taxes related thereto (“Returned Shares”), such Returned Shares will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for grant under the Plan. Moreover, the number of Shares available for issuance under the Plan may not be increased through the Company’s purchase of Shares on the open market with the proceeds obtained from the exercise of any Options granted hereunder. Upon settlement of an SAR, the number of Shares underlying the portion of the SAR that is exercised will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for issuance under the Plan.

Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

4.2 Adjustments in Authorized Shares and Awards; Corporate Transaction, Liquidation or Dissolution or Change in Control.

(a) Adjustment in Authorized Shares and Awards. In the event that the Committee determines that any non-cash dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other securities of the Company or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the Exercise Price with respect to any Option or SAR or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, and (iv) the number and kind of Shares of outstanding Restricted

[1]	To equal between 7.5 and 10% of the outstanding common stock of the Company as of the closing of the Merger Agreement

Shares, or the Shares underlying any other form of Award. Notwithstanding the foregoing, no such adjustment shall be authorized with respect to any Options or SARs to the extent that such adjustment would cause the Option or SAR to violate Section 424(a) of the Code or otherwise subject any Grantee to taxation under Section 409A of the Code; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b) Merger, Consolidation or Similar Corporate Transaction. In the event of a merger or consolidation of the Company with or into another corporation or a sale of substantially all of the stock of the Company (a “Corporate Transaction”), unless an outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, the Committee shall cancel any outstanding Awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the Committee accelerates the vesting of any such Awards) and with respect to any vested and nonforfeitable Awards, the Committee may either (i) allow all Grantees to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding Options or SARs that remain unexercised upon consummation of the Corporate Transaction, or (ii) cancel any or all of such outstanding Awards in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the Grantee would have received (net of the Exercise Price with respect to any Options or SARs) if such vested Awards were settled or distributed or such vested Options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. Notwithstanding the foregoing, if an Option or SAR is not assumed by the Surviving Company or replaced with an equivalent Award issued by the Surviving Company and the Exercise Price with respect to any outstanding Option or SAR exceeds the Fair Market Value of the Shares immediately prior to the consummation of the Corporation Transaction, such Awards shall be cancelled without any payment to the Grantee.

(c) Liquidation or Dissolution of the Company. In the event of the proposed dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. Additionally, the Committee may, in the exercise of its sole discretion, cause Awards to be vested and non-forfeitable and cause any conditions on any such Award to lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable and allow all Grantees to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of such proposed action. Any Awards that remain unexercised upon consummation of such proposed action shall be cancelled.

(d) Deferred Compensation. Notwithstanding the forgoing provisions of this Section 4.2, if an Award constitutes deferred compensation within the meaning of Code Section 409A, no payment or settlement of such Award shall be made pursuant to Section 4.2(b) or (c), unless the Corporate Transaction or the dissolution or liquidation of the Company, as applicable, constitutes a Change in Control or the requirements set forth in Treasury Regulation Section 1.409A-3(j)(4)(ix) are met.

Article 5.

Eligibility and General Conditions of Awards

5.1 Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award; provided, however, that all Awards made to Non-Employee Directors shall be determined by the Board in its sole discretion.

5.2 Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

5.3 General Terms and Termination of Affiliation. The Committee may impose on any Award or the exercise or settlement thereof, at the date of grant or, subject to the provisions of Section 15.2, thereafter, such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, including terms requiring forfeiture, acceleration or pro-rata acceleration of Awards in the event of a

Termination of Affiliation by the Grantee. Except as may be required under the Delaware General Corporation Law, Awards may be granted for no consideration other than prior and future services. Except as set forth in an Award Agreement or as otherwise determined by the Committee, (a) all Options and SARs that are not vested and exercisable at the time of a Grantee’s Termination of Affiliation, and any other Awards that remain subject to a risk of forfeiture or which are not otherwise vested at the time of the Grantee’s Termination of Affiliation shall be forfeited to the Company and (b) all outstanding Options and SARs not previously exercised shall expire three months after the Grantee’s Termination of Affiliation.

5.4 Nontransferability of Awards.

(a) Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a “QDRO”) as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations thereunder.

(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company) or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Agreement or as otherwise approved by the Committee, Options (other than Incentive Stock Options) and Restricted Shares, may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Option may be exercised by such transferee in accordance with the terms of the Award Agreement. If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to and consistent with the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(d) Nothing herein shall be construed as requiring the Committee to honor a QDRO except to the extent required under applicable law.

5.5 Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan or if the Grantee has a Termination of Affiliation.

5.6 Stand-Alone, Tandem and Substitute Awards.

(a) Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan unless such tandem or substitution Award would subject the Grantee to tax penalties imposed under Section 409A of the Code. If an Award is granted in substitution for another Award or any non-Plan award or benefit, the Committee shall require the surrender of such other Award or non-Plan award or benefit in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or non-Plan awards or benefits may be granted either at the same time as or at a different time from the grant of such other Awards or non-Plan awards or benefits; provided, however, that if any SAR is granted in tandem with an Incentive Stock Option, such SAR and Incentive Stock Option must have the same Grant Date, Term and the Exercise Price of the SAR may not be less than the Exercise Price of the Incentive Stock Option.

(b) The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Awards under the Plan (“Substitute Awards”) in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current or former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Entity immediately prior to such merger, consolidation or acquisition in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value. The limitations in Section 4.1 on the number of Shares reserved or available for grants shall not apply to Substitute Awards granted under this Section 5.6(b).

5.7 Compliance with Rule 16b-3. The provisions of this Section 5.7 will not apply unless the Company has a class of stock that is registered under Section 12 of the Exchange Act.

(a) Six-Month Holding Period Advice. Unless a Grantee could otherwise dispose of or exercise a derivative security or dispose of Shares delivered under the Plan without incurring liability under Section 16(b) of the Exchange Act, the Committee may advise or require a Grantee to comply with the following in order to avoid incurring liability under Section 16(b) of the Exchange Act: (i) at least six months must elapse from the date of acquisition of a derivative security under the Plan to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security, and (ii) Shares granted or awarded under the Plan other than upon exercise or conversion of a derivative security must be held for at least six months from the date of grant of an Award.

(b) Reformation to Comply with Exchange Act Rules. To the extent the Committee determines that a grant or other transaction by a Section 16 Person should comply with applicable provisions of Rule 16b-3 (except for transactions exempted under alternative Exchange Act rules), the Committee shall take such actions as necessary to make such grant or other transaction so comply, and if any provision of this Plan or any Award Agreement relating to a given Award does not comply with the requirements of Rule 16b-3 as then applicable to any such grant or transaction, such provision will be construed or deemed amended, if the Committee so determines, to the extent necessary to conform to the then applicable requirements of Rule 16b-3.

(c) Rule 16b-3 Administration. Any function relating to a Section 16 Person shall be performed solely by the Committee or the Board if necessary to ensure compliance with applicable requirements of Rule 16b-3, to the extent the Committee determines that such compliance is desired. Each member of the Committee or person acting on behalf of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer, manager or other employee of the Company or any Affiliate, the Company’s independent certified public accountants or any executive compensation consultant or attorney or other professional retained by the Company to assist in the administration of the Plan.

5.8 Deferral of Award Payouts. The Committee may permit a Grantee to defer, or if and to the extent specified in an Award Agreement require the Grantee to defer, receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to Restricted

Stock Units, the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares, the lapse or waiver of the deferral period for Deferred Stock, or the lapse or waiver of restrictions with respect to Other Stock-Based Awards or Cash Incentive Awards. If the Committee permits such deferrals, the Committee shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall conform in form and substance with applicable regulations promulgated under Section 409A of the Code and Article 16 to ensure that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such deferrals. Except as otherwise provided in an Award Agreement, any payment or any Shares that are subject to such deferral shall be made or delivered to the Grantee as specified in the Award Agreement or pursuant to the Grantee’s deferral election.

Article 6.

Stock Options

6.1 Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the Term of the Option, the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Committee shall determine.

6.3 Option Exercise Price. The Exercise Price of an Option under this Plan shall be determined in the sole discretion of the Committee but may not be less than 100% of the Fair Market Value of a Share on the Grant Date.

6.4 Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a) shall be granted only to an employee of the Company, a Parent Corporation or a Subsidiary Corporation;

(b) shall have an Exercise Price of not less than 100% of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “More Than 10% Owner”), have an Exercise Price not less than 110% of the Fair Market Value of a Share on its Grant Date;

(c) shall be for a period of not more than 10 years (five years if the Grantee is a More Than 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d) shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

(e) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(f) shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”) within 10 days of such a Disqualifying Disposition;

(g) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(h) shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsections (d) and (e) above, as an Option that is not an Incentive Stock Option.

Notwithstanding the foregoing and Section 3.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

6.5 Payment of Exercise Price. Except as otherwise provided in an Award Agreement, Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by any one or more of the following means:

(a) cash, personal check or wire transfer;

(b) with the approval of the Committee, delivery of Common Stock owned by the Grantee prior to exercise (including by attestation), valued at their Fair Market Value on the date of exercise;

(c) with the approval of the Committee, Shares acquired upon the exercise of such Option, such Shares valued at their Fair Market Value on the date of exercise;

(d) with the approval of the Committee, Restricted Shares held by the Grantee prior to the exercise of the Option, valued at their Fair Market Value on the date of exercise; or

(e) subject to applicable law (including the prohibited loan provisions of Section 402 of the Sarbanes Oxley Act of 2002), through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise.

The Committee may in its discretion specify that, if any Restricted Shares (“Tendered Restricted Shares”) are used to pay the Exercise Price, (x) all the Shares acquired on exercise of the Option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option, or (y) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

Article 7.

Stock Appreciation Rights

7.1 Issuance. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person either alone or in addition to other Awards granted under the Plan. Such SARs may, but need not, be granted in connection with a specific Option granted under Article 6. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

7.2 Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Committee may approve and shall contain such terms and conditions not inconsistent with other provisions of the Plan as shall be determined from time to time by the Committee.

7.3 SAR Exercise Price. The Exercise Price of a SAR shall be determined by the Committee in its sole discretion; provided that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of the grant of the SAR.

7.4 Exercise and Payment. Upon the exercise of an SAR, a Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price; by

(b) The number of Shares with respect to which the SAR is exercised.

SARs shall be deemed exercised on the date written notice of exercise in a form acceptable to the Committee is received by the Secretary of the Company. The Company shall make payment in respect of any SAR within five (5) days of the date the SAR is exercised. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine or, to the extent permitted under the terms of the applicable Award Agreement, at the election of the Grantee.

Article 8.

Restricted Shares

8.1 Grant of Restricted Shares. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

8.2 Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Committee shall determine. The Committee may impose such conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable, including time-based restrictions, restrictions based upon the achievement of specific performance goals, time-based restrictions following the attainment of the performance goals, and/or restrictions under applicable securities laws; provided that such conditions and/or restrictions may lapse, if so determined by the Committee, in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without Cause.

8.3 Consideration for Restricted Shares. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares.

8.4 Effect of Forfeiture. If Restricted Shares are forfeited, and if the Grantee was required to pay for such shares or acquired such Restricted Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Shares to the Company at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares, or (y) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical. Such Restricted Shares shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Shares.

8.5 Escrow; Legends. The Committee may provide that the certificates for any Restricted Shares (x) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Shares become nonforfeitable or are forfeited and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Shares under the Plan. If any Restricted Shares become nonforfeitable, the Company shall cause certificates for such shares to be delivered without such legend.

Article 9.

Performance Units and Performance Shares

9.1 Grant of Performance Units and Performance Shares. Subject to and consistent with the provisions of the Plan, Performance Units or Performance Shares may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2 Value/Performance Goals. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.

(a) Performance Unit. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(b) Performance Share. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

9.3 Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to payment based on the level of achievement of performance goals set by the Committee.

At the discretion of the Committee, the settlement of Performance Units or Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement.

If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the performance goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the performance goals, or the Performance Period.

At the discretion of the Committee, a Grantee may be entitled to receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with vested Performance Shares which have been earned, but not yet delivered to the Grantee.

Article 10.

Deferred Stock and Restricted Stock Units

10.1 Grant of Deferred Stock and Restricted Stock Units. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Deferred Stock and/or Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. Deferred Stock must conform in form and substance with applicable regulations promulgated under Section 409A of the Code and with Article 16 to ensure that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such Deferred Stock.

10.2 Vesting and Delivery.

(a) Delivery with Respect to Deferred Stock. Delivery of Shares subject to a Deferred Stock grant will occur upon expiration of the deferral period or upon the occurrence of one or more of the distribution events described in Section 409A(a)(2) of the Code as specified by the Committee in the Grantee’s Award Agreement for the Award of Deferred Stock. An Award of Deferred Stock may be subject to such substantial risk of forfeiture conditions as the Committee may impose, which conditions may lapse at such times or upon the achievement of such objectives as the Committee shall determine at the time of grant or thereafter. Unless otherwise determined by the Committee, to the extent that the Grantee has a Termination of Affiliation while the Deferred Stock remains subject to a substantial risk of forfeiture, such Deferred Shares shall be forfeited, unless the Committee determines that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without “cause.”

(b) Delivery with Respect to Restricted Stock Units. Delivery of Shares subject to a grant of Restricted Stock Units shall occur no later than the 15th day of the third month following the end of the taxable year of the Grantee or the fiscal year of the Company in which the Grantee’s rights under such Restricted Stock Units are no longer subject to a substantial risk of forfeiture as defined in final regulations under Section 409A of the Code. Unless otherwise determined by the Committee, to the extent that the Grantee has a Termination of Affiliation while the Restricted Stock Units remains subject to a substantial risk of forfeiture, such Restricted Stock Units shall be forfeited, unless the Committee determines that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without “cause.”

10.3 Voting and Dividend Equivalent Rights Attributable to Deferred Stock and Restricted Stock Units. A Grantee awarded Deferred Stock or Restricted Stock Units will have no voting rights with respect to such Deferred Stock or Restricted Stock Units prior to the delivery of Shares in settlement of such Deferred Stock and/or Restricted Stock Units. Unless otherwise determined by the Committee, a Grantee will have the rights to receive Dividend Equivalents in respect of Deferred Stock and/or Restricted Stock Units, which Dividend Equivalents shall be deemed reinvested in additional Shares of Deferred Stock or Restricted Stock Units, as applicable, which shall remain subject to the same forfeiture conditions applicable to the Deferred Stock or Restricted Stock Units to which such Dividend Equivalents relate.

Article 11.

Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares or additional Awards or otherwise reinvested subject to distribution at the same time and subject to the same conditions as the Award to which it relates; provided, however, that any Dividend Equivalents granted in conjunction with any Award that is subject to forfeiture conditions shall remain subject to the same forfeiture conditions applicable to the Award to which such Dividend Equivalents relate and any payments in respect of any Dividend Equivalents granted in conjunction with any Options or SARs may not be conditioned, directly or indirectly, on the Grantee’s exercise of the Options or SARs or paid at the same time that the Options or SARs are exercised. The timing of payment or distribution of Dividend Equivalents must comply with the requirements of Section 409A of the Code.

Article 12.

Bonus Shares

Subject to the terms of the Plan, the Committee may grant Bonus Shares to any Eligible Person, in such amount and upon such terms and at any time and from time to time as shall be determined by the Committee.

Article 13.

Other Stock-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debt securities or other rights convertible or exchangeable into Shares, and Awards valued by reference to the value of securities of or the performance of specified Affiliates. Subject to and consistent with the provisions of the Plan, the Committee shall determine the terms and conditions of such Awards. Except as provided by the Committee, Shares delivered pursuant to a purchase right granted under this Article 13 shall be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as the Committee shall determine.

Article 14.

Non-Employee Director Awards

Subject to the terms of the Plan, the Board may grant Awards to any Non-Employee Director, in such amount and upon such terms and at any time and from time to time as shall be determined by the full Board in its sole discretion. Except as otherwise provided in Section 5.6(b), a Non-Employee Director may not be granted Awards with respect to Shares that have a Fair Market Value (determined as of the date of grant) in excess of [$500,000] in a single calendar year.

Article 15.

Amendment, Modification, and Termination

15.1 Amendment, Modification, and Termination. Subject to Section 15.2, the Board may, at any time and from time to time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders, except that (a) any amendment or alteration shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (b) the Board may otherwise, in its discretion, determine to submit other such amendments or alterations to stockholders for approval.

15.2 Awards Previously Granted. Except as otherwise specifically permitted in the Plan or an Award Agreement, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award.

Article 16.

Compliance with Code Section 409A

16.1 Awards Subject to Code Section 409A. The provisions of this Article 16 shall apply to any Award or portion thereof that is or becomes deferred compensation subject to Code Section 409A (a “409A Award”), notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award.

16.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Code Section 409A, the following rules shall apply to any deferral and/or elections as to the form or timing of distributions (each, an “Election”) that may be permitted or required by the Committee with respect to a 409A Award:

(a) Any Election must be in writing and specify the amount being deferred, and the time and form of distribution (i.e., lump sum or installments) as permitted by this Plan. An Election may but need not specify whether payment will be made in cash, Shares or other property.

(b) Any Election shall become irrevocable as of the deadline specified by the Committee, which shall not be later than December 31 of the year preceding the year in which services relating to the Award commence; provided, however, that if the Award qualifies as “performance-based compensation” for purposes of Code Section 409A and is based on services performed over a period of at least twelve (12) months, then the deadline may be no later than six (6) months prior to the end of such performance period.

(c) Unless otherwise provided by the Committee, an Election shall continue in effect until a written election to revoke or change such Election is received by the Committee, prior to the last day for making an Election for the subsequent year.

16.3 Subsequent Elections. Except as otherwise permitted or required by Code Section 409A, any 409A Award which permits a subsequent Election to further defer the distribution or change the form of distribution shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made;

(b) Each subsequent Election related to a distribution upon separation from service, a specified time, or a Change in Control must result in a delay of the distribution for a period of not less than five (5) years from the date such distribution would otherwise have been made; and

(c) No subsequent Election related to a scheduled payment to be made at a specified time or pursuant to a fixed schedule shall be made less than twelve (12) months prior to the date the scheduled payment would otherwise be made. In the event payments under any 409A Award are scheduled to be made on a fixed schedule or in installments, each scheduled payment or installment shall be treated as a separate payment for purposes of Section 409A of the Code.

16.4 Distributions Pursuant to Deferral Elections. Except as otherwise permitted or required by Code Section 409A, no distribution in settlement of a 409A Award may commence earlier than:

(a) Separation from Service;

(b) The date the Grantee becomes Disabled (as defined in Section 2.15(b);

(c) The Grantee’s death;

(d) A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Committee upon the grant of the Award and set forth in the Award Agreement or (ii) specified by the Grantee in an Election complying with the requirements of Section 16.2 and/or 16.3, as applicable; or

(e) A change in ownership of the Company (or an Affiliate) or a substantial portion of the assets of the Company (or an Affiliate) within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii) or a change in effective control of the Company (or an Affiliate) within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi) (a “Change in Control”).

16.5 Six Month Delay. Notwithstanding anything herein or in any Award Agreement or Election to the contrary, to the extent that distribution of a 409A Award is triggered by a Grantee’s Separation from Service, if the Grantee is then a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)), no distribution may be made before the date which is six (6) months after such Grantee’s Separation from Service, or, if earlier, the date of the Grantee’s death.

16.6 Death or Disability. Unless the Award Agreement otherwise provides, if a Grantee dies or becomes Disabled before complete distribution of amounts payable upon settlement of a 409A Award, such undistributed amounts, to the extent vested, shall be distributed as provided in the Grantees Election. If the Grantee has made no Election with respect to distributions upon death or Disability, all such distributions shall be paid in a lump sum within 90 days following the date of the Grantee’s death or Disability.

16.7 No Acceleration of Distributions. This Plan does not permit the acceleration of the time or schedule of any distribution under a 409A Award, except as provided by Code Section 409A and/or applicable regulations or rulings issued thereunder.

Article 17.

Withholding

17.1 Required Withholding.

(a) The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or SAR, or upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, or upon payment of any other benefit or right under this Plan (the date on which such exercise occurs or such restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes by one or a combination of the following methods:

(i) payment of an amount in cash equal to the amount to be withheld (including cash obtained through the sale of the Shares acquired on exercise of an Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, through a broker-dealer to whom the Grantee has submitted an irrevocable instructions to deliver promptly to the Company, the amount to be withheld);

(ii) delivering part or all of the amount to be withheld in the form of Common Stock valued at its Fair Market Value on the Tax Date;

(iii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or SAR, upon the lapse of restrictions on Restricted Stock, or upon the transfer of Shares, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iv) withholding from any compensation otherwise due to the Grantee.

The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or SARs, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, to be satisfied by withholding Shares upon exercise of such Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, pursuant to clause (iii) above shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law. An election by Grantee under this subsection is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements.

(b) Any Grantee who makes a Disqualifying Disposition (as defined in Section 6.4(f)) or an election under Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in subsection (a).

17.2 Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

Article 18.

Additional Provisions

18.1 Successors. Subject to Section 4.2(b), all obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

18.2 Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.3 Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (and any Affiliate) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any applicable law or regulation.

18.4 Securities Law Compliance.

(a) If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. In addition, if requested by the Company and any underwriter engaged by the Company, Shares acquired pursuant to Awards may not be sold or otherwise transferred or disposed of for such period following the effective date of any registration statement of the Company filed under the Securities Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company’s initial public offering or 90 days in the case of any other public offering. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Grantee shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company, in form and substance satisfactory to the Company, that such registration is not required.

(b) If the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

18.5 Recoupment..

(a) Awards Subject to Claw-Back Policies. Notwithstanding any provisions herein to the contrary, if the Company has a class of stock that is registered under Section 12 of the Exchange Act, all Awards granted hereunder shall be subject to the terms of any recoupment policy currently in effect or subsequently adopted by the Board to implement Section 304 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”)

or Section 10D-1 of the Exchange Act (or with any amendment or modification of such recoupment policy adopted by the Board) to the extent that such Award (whether or not previously exercised or settled) or the value of such Award is required to be returned to the Company pursuant to the terms of such recoupment policy.

(b) Other Recoupment. Notwithstanding any provisions herein to the contrary, the Committee shall have the authority to determine (and may so provide in any Award Agreement) that a Grantee’s (including his or her estate’s, beneficiary’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (to the extent permitted by applicable law) in the event of the Grantee’s termination for Cause; serious misconduct; violation of the Company’s or an Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or an Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or an Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or an Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Grantee is then an Employee or Non-Employee Director). The determination of whether a Grantee’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Grantee’s outstanding Awards pending any investigation of the matter.

18.6 No Rights as a Stockholder. No Grantee shall have any rights as a stockholder of the Company with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Shares, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Restricted Shares. Stock dividends and deferred cash dividends issued with respect to Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are issued. The Committee may in its discretion provide for payment of interest on deferred cash dividends.

18.7 Nature of Payments. Unless otherwise specified in the Award Agreement, Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Grantee, except as such agreement shall otherwise expressly provide.

18.8 Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees or Non-Employee Directors as it may deem desirable.

18.9 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, other than its laws respecting choice or conflicts of law rule or principles that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, Grantees are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

18.10 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Grantee any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any Award which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

18.11 Affiliation. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Grantee’s employment or consulting contract at any time, nor confer upon any Grantee the right to continue in the employ of or as an officer of or as a consultant to or Non-Employee Director of the Company or any Affiliate.

18.12 Participation. No employee or officer shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

18.13 Military Service. Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

18.14 Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other neuter genders.

18.15 Headings. The headings of articles and sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

18.16 Obligations. Unless otherwise specified in the Award Agreement, the obligation to deliver, pay or transfer any amount of money or other property pursuant to Awards under this Plan shall be the sole obligation of a Grantee’s employer; provided that the obligation to deliver or transfer any Shares pursuant to Awards under this Plan shall be the sole obligation of the Company.

18.17 No Right to Continue as Director. Nothing in the Plan or any Award Agreement shall confer upon any Non-Employee Director the right to continue to serve as a director of the Company.

18.18 Stockholder Approval. All Incentive Stock Options granted on or after the Effective Date and prior to the date the Company’s stockholders approve the Plan are expressly conditioned upon and subject to approval of the Plan by the Company’s stockholders. No Shares may be issued pursuant to the grant, exercise or vesting of any Award granted hereunder unless and until the Plan has been approved by its stockholders.

EXHIBIT G

FOUNDER TRANSACTION BONUS AGREEMENT

This FOUNDER TRANSACTION BONUS AGREEMENT (this “Agreement”) is dated as of January 22, 2024, by and among Sameer Raj Maskey, the founder and Chief Executive Officer (the “Executive”) of Fusemachines Inc., a Delaware corporation (the “Company”), CSLM Acquisition Corp., a Cayman Islands exempted company (which shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation prior to the Closing) (“Parent”), and the Company. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, the Company and CSLM Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), have entered into that certain Merger Agreement, dated as of the date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth therein;

WHEREAS, on the day that is at least one Business Day prior to the Effective Time and subject to the conditions of the Merger Agreement, Parent shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with Parent’s organizational documents, Section 388 of the DGCL and the Cayman Companies Act;

WHEREAS, the Executive is currently employed by the Company and the continuing efforts of the Executive are necessary to the successful performance of the ongoing operations of the Company and its subsidiaries and would be necessary to the successful negotiation and execution of a Merger Agreement and consummation of the transactions contemplated thereby; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Transaction Bonus.

(a)    The Executive shall be eligible to receive a transaction bonus in cash equal to the lesser of (i) 20% of each dollar of Parent Closing Excess Cash in excess of $1,000,000, and (ii) $1.0 million (the “Transaction Bonus”), on the terms and subject to the conditions set forth below in this Section 1(a). Except as set forth in Section 1(b) below, the Transaction Bonus shall be subject to (i) the Executive actively supporting and working towards the completion of all of the requirements necessary to consummate the transactions contemplated by the Merger Agreement, as reasonably determined by the Company and Parent, prior to the Closing, (ii) the Executive continuing to be employed in good standing by the Company from the date hereof through the Closing, and (iii) the Closing of the Merger. If all of the foregoing conditions are satisfied, the Transaction Bonus shall be paid to the Executive concurrently with the Closing. For the avoidance of doubt, if the Closing does not occur or if the Merger Agreement is terminated pursuant to its terms, this Agreement will be void, ab initio.

(b) If the Executive’s employment terminates for any other reason prior to the Closing, this Agreement shall be null and void and have no further force and effect and the Executive shall have no rights hereunder.

2. Entire Agreement. This Agreement contains the entire agreement between the Executive, the Company and Parent with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

3. Waiver and Amendments. This Agreement may be amended, modified, superseded, or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4. Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, without regard to any principles of conflict of laws that would require the application of the laws of any other jurisdiction.

5. Assignability by the Company, Parent and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company, Parent or the Executive without written consent signed by the other party; provided that the Company or Parent may assign the Agreement to any successor that continues the business of the Company or Parent, as applicable.

6. Counterparts. This Agreement or any amendment hereto may be executed in counterparts, each of which when so executed and delivered will be an original, but all of which will together constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic transmission with the same force and effect as if the same were fully executed and delivered original manual counterpart.

7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party hereto or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other parties or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8. Section 409A. It is the intent of the parties that this Agreement and the Transaction Bonus payable hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. This Agreement shall be interpreted, operated, and administered in a manner consistent with this intention. To the extent that any provision in this Agreement is ambiguous as to its exemption from Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with, or be exempt from, Section 409A. The Company or Parent may amend this Agreement as may be necessary to fully comply with, or be exempt from, Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder.

9. Tax Withholding. The Company or Parent shall have the right to deduct from any payment due under this Agreement, any applicable withholding taxes or other deductions required by law to be withheld with respect to such payment and to take such action as may be necessary in the opinion of the Company or Parent to satisfy all obligations for the payment of such taxes.

10. Termination of Agreement. Notwithstanding anything to the contrary herein, if either (a) the Closing fails to be consummated, (b) the Merger Agreement is terminated pursuant to its terms or (c) the Executive’s employment terminates for any reason prior to the Closing, then this Agreement shall automatically terminate without any further action by the parties hereto and this Agreement shall be null and void and have no further force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE:

Sameer Raj Maskey

COMPANY:

FUSEMACHINES INC.

By:
Name:
Title:

PARENT:

CSLM ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Founder Transaction Bonus Agreement]